As Filed with the United States Securities and Exchange
                          Commission on
                         April 28, 1998
                    Registration No. 33-57505
__________________________________________________________________

        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     _______________________

                 POST-EFFECTIVE AMENDMENT NO. 3
                           TO FORM S-2
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                         ROUNDY'S, INC.
     (Exact name of Registrant as specified in its charter)

           WISCONSIN                    39-0854535
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification No.)

                       23000 Roundy Drive
                   Pewaukee, Wisconsin  53072
                     Telephone: (414) 547-7999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Mr. Robert D. Ranus
           Vice President and Chief Financial Officer
                         Roundy's, Inc.
                       23000 Roundy Drive
                       Pewaukee, WI 53072
     (Name, address, including zip code and telephone number, including area code, of agent for service)

                         With Copies to:

                   Andrew J. Guzikowski, Esq.
                  Whyte Hirschboeck Dudek S.C.
              111 East Wisconsin Avenue, Suite 2100
                   Milwaukee, Wisconsin 53202
                    Telephone: (414) 273-2100

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, check the following box. X

     If the registrant elects to deliver its latest annual
report to security holders or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the
following box. __
_____________________________________________________________________

                      CROSS REFERENCE SHEET
            Pursuant to Item 501(b) of Regulation S-K
                             between
           Prospectus and Items in Part I of Form S-2

Item Number and Caption                           Prospectus
Caption


1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus..................   (Cover Page)

2.   Inside Front and Outside Back
     Cover Pages of Prospectus.................   Available Information;
                                                  Incorporation of
                                                  Certain Documents
                                                  by Reference;
                                                  Table of Contents

3.   Summary Information, Risk Factors
     and Ratio of Earnings to Fixed Charges....   Prospectus
                                                  Summary;
                                                  Risk Factors

 4.   Use of Proceeds...........................  Use of Proceeds

5.   Determination of Offering Price...........   Terms of Offering

6.   Dilution..................................   Not Applicable

7.   Selling Security Holders..................   Not Applicable

8.   Plan of Distribution......................   Plan of Distribution

9.   Description of Securities
     to be Registered..........................   Description of Stock

10.  Interests of Named Experts and Counsel....   Voting Trust

11.  Information With Respect to
     the Registrant............................   The Company;
                                                  Financial statements;
                                                  Selected Financial
                                                  Information;
                                                  Management's
                                                  Discussion and
                                                  Analysis of Results
                                                  of Operations and
                                                  Financial Condition;
                                                  Management

12.  Incorporation of Certain
     Information by Reference..................   Incorporation of
                                                  Certain Documents
                                                  By Reference

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act Liabilities............   Indemnification




PROSPECTUS

                            ROUNDY'S, INC.
                          23000 Roundy Drive
                       Pewaukee, Wisconsin 53072

            2,000 Shares Class A (Voting) Common Stock
          147,734 Shares Class B (Non-voting) Common Stock

     Roundy's, Inc. ("Roundy's") hereby offers from time to time shares of Class A Common Stock ("Class A Common") and Class B Common Stock ("Class B Common") (together "Roundy's Stock") at an offering price per share equal to the Book Value per share of Roundy's outstanding stock at the end of the fiscal year prior to the year of purchase, adjusted for subsequent stock dividends and stock splits. This offer is being made exclusively to certain persons purchasing for investment who are engaged in the operation of retail food stores and who are customers of Roundy's, and to the Directors and certain key employees of Roundy's and Trustees of the Roundy's, Inc. Voting Trust. Each share of Class A Common is entitled to one (1) vote on all matters on which the stockholders of Roundy's have voting rights. The Class B Common has no voting rights except as provided by law. See "DESCRIPTION OF STOCK." Purchasers of Class A Common must purchase exactly 100 shares for each retail food store operated by such purchaser. The number of shares of Class B Common which may be purchased is limited pursuant to certain policies adopted by Roundy's Board of Directors. See "TERMS OF OFFERING" and Exhibit E attached hereto. This Prospectus also relates to shares of Class B Common which may be issued to stockholder-customers of Roundy's as part of a patronage dividend (see "THE COMPANY- -Payment of Patronage Dividends") and in exchange for shares of Class A Common held by stockholder-customers of Roundy's who have ceased to do business with Roundy's. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

     This offering is not underwritten. There can be no assurance that all or any part of the securities offered hereby will be sold. The transfer of shares is restricted and there is and will be no market for Roundy's Stock.

  CERTAIN CONSIDERATIONS RELATED TO THE SECURITIES OFFERED HEREBY ARE
              DISCUSSED UNDER "FACTORS TO BE CONSIDERED"

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                            Underwriting      Aggregate
                 Price to   Discounts and     Proceeds to
                 Public(1)  Commissions       Company
_______________________________________________________________________

Class A Common Book Value       None         $   208,700
_______________________________________________________________________

Class B Common Book Value       None         $15,416,043
-----------------------------------------------------------------------



(1) The offering price per share is equal to the Book Value per share of Roundy's outstanding stock at the end of the fiscal year prior to the year of purchase, adjusted for subsequent stock dividends and stock splits. The Book Value per share of Roundy's Stock at January 3, 1998, was $104.35.


         The date of this Prospectus is __________.



                            TABLE OF CONTENTS


Items                                                         Page

Available Information.........................................   i
Incorporation of Certain Documents by Reference...............   ii
Prospectus Summary............................................   1
Risk Factors..................................................   4
Market for Roundy's Stock and Related Stockholder Matters.....   6
Plan of Distribution..........................................   7
Terms of Offering.............................................   7
Use of Proceeds...............................................   10
Exchange of Class A Common for Class B Common.................   10
Repurchase of Shares..........................................   10
Capitalization................................................   13
Selected Financial Information................................   14
Management's Discussion and Analysis of
  Results of Operations and Financial Condition...............   15
The Company...................................................   19
Management....................................................   31
Description of Stock..........................................   33
Voting Trust..................................................   35
Legal Matters.................................................   37
Experts.......................................................   37
Indemnification...............................................   37
Index to Financial Statements.................................   F-1
Exhibit A - Subscription Agreement............................   A-1
Exhibit B - Buying Deposit Agreement..........................   A-2
Exhibit C - Article V of the By-Laws..........................   A-4
Exhibit D - Policy Relating to Redemption of Stock by
            Inactive Customer Shareholders and Former
            Employees ........................................   A-6
Exhibit E -Policy Regarding Issuance and Sales of Roundy's,
          Inc. Stock .......................................     A-13

     No person has been authorized to give any information or make any representations other than as contained in this Prospectus in connection with the offering described herein. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any state in which it is unlawful to make such offer or solicitation.
The delivery of this Prospectus at any time does not imply that there has been no change in the affairs of the Company subsequent to its date of issue.


                          AVAILABLE INFORMATION

     Roundy's is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street
N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, North Western Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Company will furnish annual reports to its stockholders within 120 days after the end of each fiscal year, which will include financial statements examined and reported on by independent certified public accountants.

                                        i




     Roundy's has filed a Registration Statement under the Securities Act of 1933, as amended, with respect to the issuance of the shares of Roundy's Stock offered hereby. For further information, reference is made to such Registration Statement, of which this Prospectus is a part, and to the exhibits thereto, which are listed in such Registration Statement.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates certain documents by reference which are not delivered herewith. The following documents filed with the Commission under the 1934 Act (Commission File No. 33-57505) are incorporated herein by reference but are not delivered herewith:

     (a) Roundy's annual report filed with the Commission on Form 10-K for the fiscal year ended January 3, 1998 (the "1997 Form 10-K");

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in (a), above.

     Roundy's will provide, without charge to each person to whom this Prospectus is delivered, a copy of any or all of such documents (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents) upon the oral or written request of such person. Any such request should be directed to:
Roundy's, Inc., 23000 Roundy Drive, Pewaukee, Wisconsin 53072, Attention:
Robert D. Ranus, Telephone:  (414) 547-7999.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus and investors should rely on such modified, superseded or replaced information and not on the information contained in the documents incorporated by reference.


The discussions in this Prospectus and the materials incorporated herein by reference contain forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein or therein are forward-looking statements. In particular, without limitation, terms such as "anticipate," "believe," "estimate," "expect," "indicate," "may be," "objective," "plan," "predict," "should," and "will" are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those predicted. Important factors that could cause actual results to differ materially from such expectations ("Cautionary Factors") are disclosed in the Company's 1997 Annual Report on Form 10-K (see "Cautionary Factors" at the end of Item 1 therein. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Factors. See "RISK FACTORS--Limitations on Investment Return," "--Cooperative Tax Status," and "--Income Tax Liability for Patronage Dividends."



                                   ii

                         PROSPECTUS SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Prospectus. The summary is necessarily incomplete and selective and is qualified in its entirety by the detailed information and financial statements appearing elsewhere and incorporated by reference herein.
                         ____________________

Factors to be Considered
------------------------

     An investment in Roundy's Stock is subject to certain risks, which should be carefully considered by investors.
See "RISK FACTORS TO BE CONSIDERED."

The Company and Its Business
----------------------------

     Roundy's, Inc. and its subsidiaries (collectively the "Company") are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores located in Wisconsin, Illinois, Michigan, Indiana, Ohio, Kentucky, Missouri, Arkansas, Pennsylvania, Tennessee and West Virginia. References in this Prospectus to the "Company" mean Roundy's, Inc. and its subsidiaries. References in this Prospectus to "Roundy's" mean Roundy's, Inc. excluding its subsidiaries. The Company also owns and operates 13 retail warehouse food stores under the names "Pick 'n Save" or "Park & Save," one limited assortment food store under the name "Mor For Less" and 7 conventional stores under the names
"Ron & Lloyd's, "Park & Shop," "Price Less" or "Buy Low Foods." The Company provides various ancillary services, including financial, engineering, advertising, accounting, insurance and promotional services to its retail customers. The Company services approximately 842 retailgrocery stores.
See "THE COMPANY" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."


Basic Distinctions Between Classes of Stock; Voting Trust
---------------------------------------------------------

     The issued and outstanding shares of Roundy's Stock are divided into two classes: Class A Common, having voting rights on all matters submitted to a vote of stockholders, and Class B Common, having no voting rights other than those provided by law.


     Approximately 71% of Roundy's Stock (including 100% of the outstanding Class A Common) is owned by the owners of 126 retail grocery stores serviced by Roundy's. The balance of the Company's customers are independent grocers which do not own any Roundy's Stock.



     Ownership of Class A Common is limited to 100 shares for each retail food store operated by the stockholder-customer (or a corporation which the stockholder-customer controls). There are also certain restrictions on the number of shares of Class B Common which a stockholder may own, pursuant to the terms of certain policies adopted by Roundy's Board of Directors.
These policies may be changed at any time. See "Basic Features of Offering" below and "TERMS OF OFFERING." Class B Common shares have been, and it is anticipated that they will continue to be, distributed in payment of patronage dividends declared to stockholder-customers, if and when any such patronage dividends are declared. See "Basic Features of Offering" below.
While dividends, other than patronage dividends, may be paid on either class of Roundy's Stock, it is not anticipated that any such dividends will be paid in the foreseeable future. See "MARKET FOR ROUNDY'S STOCK AND RELATED STOCKHOLDER MATTERS" below. In the event of the liquidation of Roundy's, shares of Class A Common and Class B Common will share ratably in the net assets of the Company. See "DESCRIPTION OF STOCK."

     All Class A Common outstanding on the date of this Prospectus is owned of record by the Trustees of the Roundy's, Inc. Voting Trust. Roundy's will request, but not require, all purchasers of Class A Common offered hereby to deposit such shares in the Voting Trust in exchange for Voting Trust Certificates. See "VOTING TRUST."

Basic Features of Offering
--------------------------

     The offering price of shares offered hereunder is the Book Value per share of outstanding shares of such stock as reflected on the Company's audited financial statements ("Book Value") as of the close of the Company's fiscal year prior to the purchase of such stock, adjusted for subsequent stock dividends and stock splits.

     Each customer for whom Roundy's is the primary supplier is required to subscribe for and purchase exactly one hundred (100) shares of Class A Common for each retail store owned by such customer which store is principally supplied by Roundy's (an "Active Customer").

     Shares of Class B Common may be purchased or acquired by stockholder-customers in one of the following ways:

     (1) Subject to the limitations on purchases of Class B Common as described under "TERMS OF OFFERING" and Exhibit E, a stockholder-customer may subscribe for shares of Class B Common during three "window" periods each year (consisting of the last two weeks of May, August and November, respectively), pay the full price therefore (Book Value as of the close of the fiscal year prior to subscription) and receive certificates for the shares subscribed for. A stockholder-customer may deposit funds with Roundy's pursuant to a written agreement with Roundy's to fulfill the stockholder-customer's buying deposit requirement. During the three "window" periods, the stockholder-customer may subscribe for shares of Class B Common (within applicable limits) and allocate some or all of such deposited funds to the payment for such shares (at the Book Value as of the close of the fiscal year preceding the year in which such subscription is received). See "TERMS OF OFFERING--Buying Deposits; Application of Deposited Funds."

     (2) A stockholder-customer may acquire shares of Class B Common by receipt of such shares in payment of a portion of a patronage dividend, if and when any such patronage dividends are declared. See "THE COMPANY--Payment of Patronage Dividends."

     (3) Stockholder-customers of Roundy's who cease to do business with Roundy's are required to exchange their Class A Common for Class B Common, on a share for share basis. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

     In addition, Roundy's may offer shares of Class B Common to its Directors and certain key employees, and to Trustees of the Roundy's, Inc. Voting Trust at a price equal to the Book Value as of the close of the prior fiscal year, or, in the case of key employees, as bonus shares at the discretion of the Board of Directors or pursuant to employees' exercise of stock options.

Use of Proceeds
---------------

     The proceeds of this offering will be used for general working capital purposes and for capital expenditures, as required. See "USE OF PROCEEDS."

Repurchase of Shares
--------------------

     Roundy's is obligated under its current stock redemption policy as set forth in Exhibit D ("the Stock Redemption Policy") to repurchase shares of Roundy's Stock upon request made by or on behalf of a stockholder who has terminated or substantially reduced its relationship with Roundy's. This obligation, however, is subject to change should the Stock Redemption Policy be revised and is limited with respect to the aggregate dollar amount of repurchases that may be made at any particular time. With certain exceptions, shares will be repurchased under the Stock Redemption Policy over a five-year period beginning on the first anniversary date of the stockholder-customer's repurchase request. The repurchase price is the Book Value at the end of the fiscal year preceding the date of the actual repurchase. Roundy's is not obligated to repurchase any Roundy's Stock except under the Stock Redemption Policy as it may be in effect from time to time. The Stock Redemption Policy may be amended or rescinded at any time by the Board of Directors.
See "REPURCHASE OF SHARES."

Summary Financial Data
----------------------

     The following table sets forth certain data as to the Company for, and as of the end of, each of the last three fiscal years:


                                            Fiscal Years
                                    ------------------------------
                                    1997         1996         1995
                                        (Dollars in Thousands)
Earnings Statement Data:
Net Sales and Service Fees........$2,610,697  $2,579,010   $2,488,196
Earnings Before Patronage
   Dividends and Income Taxes...      25,206      23,466       20,251
Patronage Dividends................... 5,687       5,568        5,129
Net Earnings.......................   11,204      10,267        9,022
Balance Sheet Data:
Total Assets........................ 440,310     434,641      407,337
Working Capital.......................84,074      90,498       90,740
Long-term Debt (less current
   maturities)........................83,458      93,615       78,850
Stockholders' Equity(1)..............122,460     109,945      100,033

     (1) Includes redeemable common stock. Also includes patronage dividends payable in Class B Common of $3,738,000, $3,779,000 and $3,405,000 in 1997,1996 and 1995, respectively.

    See "SELECTED FINANCIAL INFORMATION" and "INDEX TO FINANCIAL STATEMENTS."


                        RISK FACTORS

Lack of Market for Roundy's Stock
---------------------------------

     The shares offered hereby may not be sold or otherwise transferred or pledged by the record holder thereof without Roundy's written consent. Although Roundy's is obligated under its current Stock Redemption Policy to repurchase its shares from a customer which has terminated its business relationship with Roundy's and which tenders such stock for repurchase, this obligation is limited in various respects, including (without limitation) as to the maximum amount which Roundy's will pay for stock repurchases in any fiscal year. Further, the Stock Redemption Policy, and therefore, Roundy's obligation to repurchase shares of Roundy's stock, may be modified or rescinded at any time without prior notice. See "REPURCHASE OF SHARES."


Limitations on Investment Return
--------------------------------

     Although Roundy's may pay patronage dividends to its stockholder-customers in certain circumstances, no assurance can be given as to when or whether patronage dividends will be paid in the future. No patronage dividends were paid for 1994. Roundy's only obligation to pay patronage dividends is that imposed by Article V of its By-Laws (see Exhibit C), and these By-Law provisions may be amended or repealed at any time by Roundy's Board of Directors. There can be no assurance that Roundy's will have in any year sufficient net earnings from Roundy's cooperative business and consolidated net earnings to permit the payment of patronage dividends. See "THE COMPANY -- Payment of Patronage Dividends." Dividends other than patronage dividends have not been paid by Roundy's, and it is not anticipated that any such dividends will be paid. Consequently, owners of Class B Common who are not stockholder-customers cannot expect to receive any patronage or other dividends of any kind. Accordingly, a purchaser of the securities offered hereby may be unable to realize a return on its investment, or realize all or a portion of the value of shares purchased, except in the event of the repurchase of such shares by Roundy's, or the liquidation of Roundy's.

Limitations on Purchasers
-------------------------

     This offering is being made only to persons who are engaged in the operation of retail food stores which are customers of Roundy's, and to the Directors and certain key employees of Roundy's, and to Trustees of the Roundy's, Inc. Voting Trust. The amount of Class A Common (the only class having voting rights and substantially all of which is owned by Roundy's stockholder-customers) which may be purchased by any such person is limited, no person being permitted to own more than 100 shares for each Active Customer operated by such person. The amount of Class B Common which may be purchased is also limited, pursuant to policies adopted by the Board of Directors of Roundy's (which policies may be changed at any time). See "TERMS OF OFFERING" and Exhibit E attached hereto.

Sale of All Shares Offered Not Assured
--------------------------------------

     Because (a) there are limitations upon who may purchase shares hereunder and upon how many shares of Class A Common and Class B Common any person may own or purchase, (b) there is uncertainty as to whether future patronage dividends will be paid and, if paid, the amount, if any, that may be paid in shares of Class B Common, and (c) this offering is not underwritten, there can be no assurance that all or any portion of the shares offered hereby will be sold. See "PLAN OF DISTRIBUTION."


Limitations on Stockholders' Ability to Elect Directors
-------------------------------------------------------

     As of the date of this Prospectus, all of the outstanding Class A Common has been deposited in a Voting Trust, the Trustees of which are authorized to vote the shares in their discretion for the election of a majority of Roundy's Directors. With respect to the election of four Retailer Directors (one in each year and an additional one every third year) and on most other matters, the Trustees must vote shares held in the Voting Trust as directed by a vote of the holders of outstanding Voting Trust Certificates (with each share of Class A Common in the Trust entitling the certificate holder thereof to one vote). The seven Trustees of the Voting Trust, one of whom is a Director of Roundy's, may be deemed to be in "control" of the Company. Purchasers of the Class A Common offered hereby will be requested, but not required, to deposit such shares in the Voting Trust. Shares of Class A Common deposited in the Voting Trust are subject to a limited right of withdrawal after such shares have been on deposit for five years. See "VOTING TRUST."

Lien on Shares
--------------

     Roundy's has a lien on all Roundy's Stock held by its stockholders, whether presently outstanding or issued in the future, as security for the payment, from time to time and as often as the same may become due and payable, of any and all obligations of the owner thereof to the Company. See "DESCRIPTION OF STOCK."

Cooperative Tax Status
----------------------

     Although Roundy's is incorporated as a Wisconsin business corporation, it has historically operated and anticipates that it will (although it is not obligated to) continue to operate as a cooperative, reporting its tax liability in accordance with rules applicable to corporations operating on a cooperative basis. The applicable laws, regulations, rulings and judicial interpretations do not precisely define a cooperative for income tax purposes. Therefore, no assurance can be given that the cooperative income tax status of Roundy's could not be challenged successfully by the Internal Revenue Service. If such status were to be challenged successfully, Roundy's would incur a significant income tax liability.

Income Tax Liability for Patronage Dividends
--------------------------------------------

     A purchaser of shares will be required to report as gross income, for federal income tax purposes, the patronage dividends, if any, distributed by Roundy's to such purchaser. Shares of Class B Common issued as a portion of a patronage dividend must be reported as income at their full stated dollar amount, along with cash received as the other portion of such dividends. Although a minimum of 20% of each recipient's total annual patronage dividend is required to be paid by Roundy's in cash, the cash portion may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends. Shares of Class B Common distributed as patronage dividends are subject to state income taxes in Wisconsin, and may be subject to such taxes in other states. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and "THE COMPANY."

Competition
------------

     The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. The Company competes with a number of local and regional grocery wholesalers and with a number of major businesses which market their products directly to retailers, including companies having greater assets and larger sales volume than the Company.
The Company's
customers and the Company's corporate stores also compete at the retail level with several chain store organizations which have integrated wholesale and retail operations.


  MARKET FOR ROUNDY'S STOCK AND RELATED STOCKHOLDER MATTERS


     The transfer of shares of Class A Common and Class B Common is restricted and there is no market for Roundy's Stock. As of April 4, 1998 all of the outstanding shares of Roundy's Class A (voting) Common Stock were held of record by the Roundy's, Inc. Voting Trust. There is also no market for Roundy's Voting Trust Certificates and there were 65 holders of such Certificates on April 4, 1998. On April 4, 1998 an aggregate of 209 persons held shares of Roundy's Class B Common and/or Voting Trust Certificates. Except for patronage dividends (see "THE COMPANY--Payment of Patronage Dividends"), no dividends have ever been paid on the Common Stock of Roundy's. There is no intention of paying dividends, other than patronage dividends, in the foreseeable future.


                    PLAN OF DISTRIBUTION

     The shares offered hereby are being offered only by Roundy's, through its officers, directors and employees.

     Roundy's is primarily concerned with attracting stockholders who can effectively use the services of Roundy's and whose trade with Roundy's will be mutually beneficial. Sale of shares offered hereby is limited primarily to individuals, partnerships or corporations which are engaged in the operation of retail food stores and which purchase merchandise from or through Roundy's. Company employees whose duties consist of sales of merchandise to retail food stores are not authorized to accept stock subscriptions or to sell shares of stock to any person. No salesmen or securities dealers are or ever have been employed for the sale of Roundy's Stock, and no officer, director or employee directly or indirectly receives any commission, bonus, or other separate compensation for sales of Roundy's Stock.

                      TERMS OF OFFERING

Limitation on Offerees and Purchasers
-------------------------------------

     This offering is limited to individuals, partnerships and corporations engaged in the operation of retail food stores which are Active Customers of Roundy's. Shares of Class B Common may also be sold hereunder to the Directors and certain key employees of Roundy's and to Trustees of the Roundy's, Inc. Voting Trust.

Required Purchases of Class A Common
------------------------------------

     Shares of Class A Common offered hereby must be purchased in units of 100 shares. No person may own any Class A Common unless such person owns and operates at least one Active Customer. Each retailer for whom Roundy's is the primary source of supply is required to purchase and own 100 shares of Class A Common for each Active Customer operated by such person. No person may own more than 100 shares of Class A Common for each Active Customer operated by such person. Under certain policies adopted by Roundy's Board of Directors, there are limits on the number of shares of Class B Common which may be purchased. See "Methods Of Acquiring Shares of Class B Common" below.

Methods of Acquiring Shares of Class B Common
---------------------------------------------

     Shares of Class B Common may be purchased or acquired in one of the following ways:

     (1) A stockholder-customer may subscribe for shares of Class B Common during three "window" periods each year (consisting of the last two weeks of May, August and November, respectively), pay the full price therefor (Book Value as of the close of the fiscal year prior to subscription adjusted for subsequent stock dividends and stock splits) and receive certificates for the shares subscribed for. Pursuant to the terms of certain policies which have been adopted by Roundy's Board of Directors as set forth in Exhibit E attached hereto (the "Issuance Policy"), the total number of shares that a stockholder-customer may purchase in one year is limited to 15% of the stockholder-customer's buying deposit deficit for active customers with a buying deposit deficit, and 5% of the buying deposit for active customers without a buying deposit deficit; provided, that certain new stockholder-customers are entitled each year to purchase shares up to 30% of their buying deposit. See "Buying Deposit; Application of Deposited Funds" below and Exhibit E attached hereto.


     A stockholder-customer may deposit funds with Roundy's pursuant to a written agreement with Roundy's to fulfill the stockholder-customer's buying deposit requirement. During the three "window" periods, the stockholder-customer may subscribe for shares of Class B Common (within applicable limits) and allocate some or all of such deposited funds to the payment for such shares (at the Book Value as of the close of the fiscal year preceding the year in which such subscription is received).

     (2) A stockholder-customer may acquire shares of Class B Common by receipt of such shares in payment of a portion of a patronage dividend. There can be no assurance that Roundy's will have in any year sufficient net earnings from Roundy's cooperative business and consolidated net earnings to permit the payment of patronage dividends. See "THE COMPANY-- Payment of Patronage Dividends."

     (3) Stockholder-customers of Roundy's who cease to do business with Roundy's are required to exchange their Class A Common for Class B Common, on a share for share basis. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

     In addition, Roundy's may offer shares of Class B Common to its Directors and certain key employees, and to Trustees of the Roundy's, Inc. Voting Trust at a price equal to the Book Value as of the close of the prior fiscal year, or, in the case of key employees, as bonus shares at the discretion of the Board of Directors or pursuant to employees' exercise of stock options.

Offering Price
--------------

     The offering price of each share of Class A Common and Class B Common is equal to the Book Value as of the close of the previous fiscal year, adjusted for subsequent stock dividends and stock splits. Shares are not sold during any year until the Book Value at the end of the immediately preceding fiscal year has been determined.


     The same value will also be assigned to each share of Class B Common issued as a portion of a patronage dividend.
That is, shares, if any, distributed in 1999 (for example) as patronage dividends accrued with respect to purchases from Roundy's during 1998 will be valued at the Book Value of outstanding shares determined as of the end of the Roundy's 1998 fiscal year.


     The Book Value of outstanding Roundy's Stock (both Class A Common and Class B Common) at the end of the 1997 fiscal year was $104.35 per share. Roundy's
By-Laws prohibit the payment of any patronage dividend in any year unless sufficient earnings have been retained to increase the Book Value of the outstanding Roundy's Stock by 8% during that year. See "THE COMPANY."


Buying Deposits; Application of Deposited Funds
-----------------------------------------------

     Each stockholder-customer of Roundy's is required to maintain a buying deposit for each Active Customer it operates in an amount equal to the greater of $20,000 or the estimated amount of purchases by the Active Customer from Roundy's over a two week period (subject to Roundy's reserved right to increase the amount of the deposit required of any Active Customer). This buying deposit requirement may be satisfied by either a cash deposit in the specified amount (bearing no interest), or the collateral pledge of Class A Common and/or Class B Common. In either case, a stockholder-customer may make its entire buying deposit by a payment in cash at the outset of its customer relationship, or it may fulfill part or all of its buying deposit requirement by means of weekly or monthly payments, in accordance with an amortization schedule forming a part of the Buying Deposit Agreement between such stockholder-customer and Roundy's (the form of Buying Deposit Agreement is attached hereto as Exhibit B). If a stockholder-customer elects to fulfill its buying deposit requirements through periodic installment payments, such stockholder-customer may apply amounts so deposited toward the subscription price of shares (in accordance with the limitations described above) at the time such shares are subscribed for. Neither the execution of a Buying Deposit Agreement, nor the deposit of funds by a stockholder-customer pursuant to such Buying Deposit
Agreement, will constitute a subscription agreement or an agreement of any kind on the part of the stockholder-customer to purchase, or on the part of Roundy's to sell, any shares of Roundy's Stock. See "THE COMPANY--Stockholder-Customers" and Exhibit B attached hereto. Buying deposits satisfied by deposit of cash are reflected on the Company's balance sheet as accounts payable.

     Stockholder-customers who have already satisfied their buying deposit requirements may nevertheless elect to subscribe for and purchase shares subject to the limitations described above under "Methods of Acquiring Shares of Class
B Common."

Issuance of Class B Common As Patronage Dividends
-------------------------------------------------

     If shares of Class B Common are issued as patronage dividends, such shares, when issued, will be fully paid and non-assessable at the time of issuance, except as otherwise provided by Wisconsin law (see "DESCRIPTION OF STOCK"). Further, such shares shall be subject to Roundy's lien against all outstanding shares to secure the payment of the stockholder-customer's obligations to the Company. See "THE COMPANY--Stockholder-Customers." Finally, such shares shall be applied to satisfy (in whole or in part) the buying deposit deficit of stockholder-customers with a buying deposit deficit. If such stockholder-customer has elected to pay its buying deposit in periodic installments, such shares shall be applied to such installments in the inverse order of their due dates.


                       USE OF PROCEEDS

     The net proceeds to be received from the sale of the Class A Common and Class B Common offered hereby will be added to the working capital of the Company and used for general working capital purposes, including the purchase of merchandise to be resold by Roundy's and the maintenance of adequate inventories of such merchandise, and for capital expenditures as required. The Company's principal source of working capital has been from borrowings, rather than from the proceeds of the sale of equity securities, and it is expected that this will continue to be true in the future.

        EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON

     Stockholder-customers of Roundy's, upon termination of Active Customer status, are required to surrender their shares of Class A Common in exchange for Class B Common, on a share for share basis, in accordance with a provision of Roundy's By-Laws. Roundy's has imposed this requirement to comply with the Internal Revenue Code and the regulations thereunder governing federal income taxation of corporations operating on a cooperative basis. See "THE COMPANY-Operation as a Cooperative." Under Section 1036 of the Internal Revenue Code, as amended, no gain or loss is recognized for federal income tax purposes by a stockholder who exchanges common stock of a corporation for other common stock of the same corporation. See "REPURCHASE OF SHARES."


                    REPURCHASE OF SHARES

     The following description of the Stock Redemption
Policy is necessarily selective and is qualified in its entirety by the full text of the Stock Redemption Policy which is attached as Exhibit D.

     Roundy's Articles of Incorporation provide that the Board of Directors may cause Roundy's to repurchase or redeem shares of Roundy's Stock on such terms as the Board deems appropriate (without consent of the stockholders) subject to applicable Wisconsin law. The Board of Directors has adopted the Stock Redemption Policy setting forth conditions under which Roundy's will repurchase or redeem its Common Stock (See Exhibit D). Absent the Stock Redemption Policy, Roundy's would have no obligation (whether under its Articles of Incorporation, By-Laws or otherwise) to repurchase any Roundy's Stock. Considering the restrictions on ownership and resale of Roundy's Stock (See "DESCRIPTION OF STOCK - Restrictions on Transfer"), a stockholder might have no means to liquidate an investment in Roundy's Stock if no redemption policy were to exist requiring Roundy's to repurchase such shares.

     The Stock Redemption Policy provides that Roundy's will repurchase shares of Roundy's Stock following a request by the stockholder or his or her legal representative made during one of three open "window periods" (the last two weeks of May, August and November of each year) after the occurrence of a "customer-shareholder termination" or an "employee-shareholder termination" as defined in the Stock Redemption Policy. A "customer-shareholder termination" occurs whenever a retail food store principally supplied by Roundy's (an "Active Customer") which is owned by a stockholder either ceases to be an Active Customer or ceases to be owned or operated by such stockholder. An "employee-shareholder termination" occurs when a stockholder's employment relationship with the Company is terminated for any reason. Under the Stock Redemption Policy, Roundy's is not required to repurchase Roundy's Stock held by a stockholder during the period he or she is an Active Customer or is employed by the Company.



     The Stock Redemption Policy requires Roundy's to acknowledge promptly in writing receipt of a repurchase request. Once a repurchase request is so acknowledged by Roundy's, the request becomes irrevocable except with the prior written consent of the Board of Directors.

     The obligation to repurchase stock under the Stock Redemption Policy arises, as to the number of shares covered by a repurchase request, in annual 20% increments during the five year period beginning on the repurchase request date. On each of the first through the fifth anniversary dates of the repurchase request date (a "repurchase target date"), Roundy's is obligated to purchase 20% of the aggregate number of shares of Roundy's Stock for which a proper repurchase request has been received. However, if a "customer-shareholder termination" or an "employee-shareholder termination" occurs as a result of the death of the stockholder, the estate of such stockholder may elect (by written notice to Roundy's within 180 days after such death) to have not more than the first $50,000 in value of stock repurchased on an accelerated basis within 180 days after Roundy's receipt of such election notice. Each share shall continue to be outstanding for all purposes until actually repurchased.

     The repurchase price for the shares under the Stock Redemption Policy shall be the Book Value as of the end of the fiscal year preceding the actual date of repurchase, as adjusted for subsequent stock splits and stock dividends. Because the repurchase price will fluctuate based on changes in Book Value from year to year, the repurchase price payable for any 20% increment to be repurchased at a later repurchase target date may be greater or less than that payable for a 20% increment repurchased at an earlier date pursuant to the same repurchase request. There is no assurance that Book Value will increase from one year to the next and it may decline.


     Under the Stock Redemption Policy, based upon pending repurchase requests received by Roundy's on or prior to the end of its preceding fiscal year (but without taking into account any requests for accelerated repurchase, if any, which may have been received from an estate of a deceased shareholder), 20,779 shares of Class B Common are expected to be repurchased in 1998 at the Book Value per share as of January 3, 1998 of $104.35, for a total repurchase obligation of $2,168,289. In addition, based upon such pending requests, Roundy's presently expects to repurchase
16,604 shares in 1999, 14,719 shares in 2000, 5,178 shares in 2001, and 3,815 shares in 2002. The repurchase price in each year after 1998 will be Book Value per share of the Roundy's Stock as of the end of the fiscal year immediately preceding the date of repurchase, assuming the Stock Redemption Policy remains unchanged. The number of shares of Class B Common subject to repurchase requests in years after 1998 may change based upon receipt of additional repurchase requests after January 3, 1998 or if Roundy's should exercise its discretion to effect one or more "Non-Policy Redemptions," or otherwise agree to repurchase shares other than on the terms prescribed by the Stock Redemption Policy, as discussed below.


     Roundy's obligation to repurchase shares under the Stock Redemption Policy is subject to any limitations on repurchases that may be contained in present or future lending or other agreements of the Company (the "Contract
Limits"). These generally consist of covenants and restrictions of a type frequently encountered in similar transactions, such as stockholders' equity to capital ratios, debt to capital ratios, liability to net worth ratios and maintenance of certain amounts of working capital and stockholders' equity. There is no assurance that these Contract Limits will not be modified. In the event the Contract Limits preclude Roundy's during a given period of time from repurchasing shares which are the subject of a repurchase request, or if required repurchases are delayed for any other reason (in either case, a "Suspension"), repurchases shall be resumed promptly thereafter in the order of the redemption target dates which occurred during the period of the Suspension regardless of the dates the repurchase requests were received and such suspended repurchases shall be made under the Stock Redemption Policy prior to redemptions becoming due on any subsequent redemption target dates.
Notwithstanding the foregoing provisions, stock having a repurchase price of not in excess of $50,000 may be repurchased on an accelerated basis in the sole discretion of Roundy's in cases of demonstrated hardship.

     The Stock Redemption Policy may be amended or rescinded at any time by the Board of Directors of Roundy's, subject only to the provision that no such amendment or rescission may reduce the price payable for shares which have been properly tendered for redemption prior to the date on which the Board of Directors takes action to effect such amendment or rescission. Any such changes could have a material adverse effect upon a stockholder-customer's right to cause Roundy's to repurchase shares of Roundy's stock.

     Any stockholder-customer who fails to surrender its Class A Common for an equal number of shares of Class B Common (See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON") within 90 days following a customer-shareholder termination is not eligible for repurchase of shares under the Stock Redemption Policy. In addition, the Stock Redemption Policy does not apply, according to its terms, to any person who, at the time of such repurchase, is asserting a challenge to the authority of Roundy's or its Board of Directors to have adopted any prior, then current or pending redemption policy or is then asserting a challenge to the enforceability or validity of Roundy's interpretation or application of any provision of the then current or any prior redemption policy.

     Notwithstanding the Stock Redemption Policy, the Board of Directors may cause Roundy's to repurchase or redeem stock of active or inactive customers or current or former employees on any other terms or under such other circumstances as the Board deems appropriate, all without the consent or approval of the other stockholders. For example, the Board may authorize an accelerated repurchase for hardship purposes on terms differing from those provided for in the Stock Redemption Policy (a "Non-Policy Redemption"). The fact that any one stockholder may be given a Non-Policy Redemption shall not give rise to similar redemption rights for any other stockholders and shall not be construed to modify the Stock Redemption Policy.


                       CAPITALIZATION

       The following table sets forth the consolidated capitalization of the Company as of January 3, 1998:



                                                           To Be Out-
                                                           standing If
                                                           All Stock
                                                           Offered Here-
                                Outstanding                by is Sold(1)
                                -----------                -------------

SHORT-TERM INDEBTEDNESS:
Current maturities of
long-term debt................  $10,156,800                  $10,156,800
      Total short-term debt...  $10,156,800                  $10,156,800

LONG-TERM INDEBTEDNESS:
Senior unsecured notes payable:
   9.26%, due 1999 to 2001....  $ 7,500,000                  $ 7,500,000
   7.57% to 8.26%, due
   1999 to 2008...............   18,500,000                   18,500,000
   6.94%, due 1999 to 2003....   32,142,900                   32,142,900
   7.86%, due 2000 to 2006....   25,000,000                   25,000,000
Other long-term debt.........       314,900                      314,900
                                -----------                  -----------
Total long-term debt            $83,457,800                  $83,457,800
                                ===========                  ===========

Redeemable Common Stock(3)      $ 6,375,300                  $ 6,375,300

STOCKHOLDERS' EQUITY:
Common Stock:
Voting (Class A), $1.25 par
value, 60,000 shares author-
ized, 12,600 issued and out-
outststanding, 14,600 as adjusted.   15,800                       18,300

Non-Voting (Class B), $1.25 par
value, 2,400,000 shares author-
ized, 1,138,380 issued,
1,286,114 as adjusted.........    1,346,600                    1,607,600
Total Common Stock............    1,362,400                    1,625,900

Patronage dividends payable in
  common stock(2).............    3,738,000                    3,738,000
  Additional paid-in capital.... 28,588,300                   44,025,900
  Reinvested earnings........... 83,527,500                   83,527,500
                                -----------                  ------------
                                117,216,200                  132,917,300
Less treasury stock, at cost..    1,131,200                    1,131,200
                               ------------                 ------------
Total Stockholders' Equity     $116,085,000                 $131,786,100
                               ============                 =============

(1) The column "To Be Outstanding" reflects the sale and issuance of Roundy's shares of Class A Common and Class B Common hereunder, although this offering is not underwritten and there is no assurance that any of such shares offered will be sold.
(2) Over the past several years, Roundy's has issued shares of Roundy's Class B Common as the major portion of its patronage dividend payments. (See "THE COMPANY.") It is expected that shares of Roundy's Class B Common will be issued in this manner in the future.

(3)  As of January 3, 1998, 61,095 shares were subject to redemption.



               SELECTED FINANCIAL INFORMATION

     The selected financial information for the five-year period ended January 3, 1998 should be read in conjunction with the Roundy's, Inc. and Subsidiaries
Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.


                                 Fiscal Year

            (Dollars in thousands, except per-share data and ratios)


                          1997        1996        1995         1994        1993
                          ---------   ---------   ----------   ---------   ----------
Net sales and service
   fees.................. $2,610,697  $2,579,010  $2,488,196   $2,461,510  $2,480,254
Earnings before
  patronage dividends
  and income taxes.....       25,206      23,466      20,251       11,055      20,053
Patronage dividends....        5,687       5,568       5,129          0         5,301
Earnings before income
   taxes................      19,519      17,898      15,122       11,055      14,752
Net earnings............      11,204      10,267       9,022        6,554       8,028
Total assets............     440,310     434,641     407,337      404,652     380,092
Long-term debt..........      83,458      93,615      78,850       88,227     113,045
Stockholders' equity(1)..    122,460     109,945     100,033       90,419      86,066
Book Value per share.....     104.35       94.30       85.15        77.40       71.65
Ratio of current assets
 to current liabilities..     1.39:1      1.42:1      1.43:1       1.43:1      1.64:1
Ratio of long-term debt to
  stockholders' equity.....    .68:1       .85:1       .79:1        .98:1      1.31:1

  (1) Includes redeemable common stock. Also includes patronage dividends payable in Class B Common of $3,738,000, $3,779,000, $3,405,000 and $3,263,000 for
       1997, 1996, 1995 and 1993, respectively. There were no patronage dividends for 1994 because the Company did not meet the requirement to increase the Book Value of its Common Stock by 10%.



       MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
            OF OPERATIONS AND FINANCIAL CONDITION

LIQUIDITY &  CAPITAL RESOURCES
-------------------------------

Two years ago we emphasized the Company's dedication to developing, implementing and building its financial strength, utilizing a disciplined approach under the framework of Roundy's corporate strategic plan.

Keys to achieving the goals and objectives outlined in the strategic plan were sales growth, continued profitability and a strong capital structure. The 1997 financial results have moved the Company a long way in the direction of achieving many of its short-term goals. Specifically, Roundy's achieved record sales, profits and the lowest ratio of long-term debt to equity in over a decade.

In conjunction with the operating records, the Company continued to strengthen its balance sheet and its cash flow from operations. During each of the last two fiscal years, Roundy's was able to retire $10.2 million in debt. Further, it did not have to maximize the use of its revolving credit agreement but rather utilized cash flow from operations as the primary source for capital. In this regard, cash flow from operations continued to improve, up 24.1% from 1996 and up 92.9% from 1995. The strong internal cash flow also allowed the Company to reduce its total debt and to maintain its low average cost of debt at 7.7%, both for 1997 and 1996.

Additionally, average borrowings continued to decline.
These borrowings were $102.1 million in 1997 compared to $106.1 million in 1996. With the repayment of debt and the decline in average borrowings, Roundy's long-term debt to equity ratio dropped to 0.68:1 in 1997 versus 0.85:1 in 1996.

The lowering of debt and the enhancing of interest income through overnight investment of excess cash was the result of several factors. Emphasis continues to be placed on lowering inventory levels, which declined $4.7 million in 1997 compared to 1996 and $12.3 million compared to 1995. Average equity in inventory declined to 33.5% in 1997 versus 34.3% in 1996. Lastly, average days sales outstanding in accounts receivable declined to 9.2 days in 1997 versus 10.0 days in 1996.

An essential element in building and strengthening the Company is a prudent capital expenditure program. In 1997, the Company's capital expenditures exceeded $22.7 million which was down $16.6 million from 1996's record year of $39.3 million. Approximately $9.4 million and $7.8 million, respectively, were spent for fleet additions and on corporate retail stores in 1997. Further, the Company purchased the stores of a former retail customer which included fixed assets valued at $2.3 million. In excess of $3.6 million was spent to remodel the Bluemound Pick `n Save store and to open the new Oshkosh store. The balance of capital expenditures was for warehouse enhancements, warehouse equipment, computers and computer systems. A decision was made to standardize all key systems within the Company. In this regard, over $2.2 million was expended on communications hardware and software and other data processing equipment in an effort to facilitate that process, maximize processing capabilities, reduce data transmission costs and standardize all major systems within the Company. The goal is to utilize standardization to (1) bring all divisions' data processing capabilities to a desired level of performance, (2) reduce day to day processing costs, (3) facilitate changes to more modern systems and (4) coordinate this effort with the Company's Year 2000 project.
The Company's 1997 and 1996 capital structures are summarized in the table below:


Capital Structure (in            1997              1996
millions)
Long-term debt            $ 83.4     40.5%    $ 93.6    46.0%
Stockholders' equity       122.5     59.5      109.9    54.0
Total capital             $205.9    100.0%    $203.5   100.0%


An important ratio which management continues to monitor is the Company's current ratio. The Company's goal is to maintain a strong current ratio and minimize the investment of corporate resources in receivables and inventory. As noted previously, average days sales outstanding in accounts receivable has declined over 8.0% from 1996 and 14.8% from 1995. Further, inventory turns improved to 15.4 turns in 1997 compared to 14.6 turns for 1996 and 14.1 turns for 1995. The implementation of a standard, modern buying system at all divisions, reducing investment in inventory and expanding of electronic purchasing with a greater number of vendors resulted in a 1997 current ratio of 1.39:1 versus 1.42:1 for 1996. This ratio meets credit agreement requirements and is in line with the Company's strategic goal for maintaining an appropriate current ratio while minimizing its working capital investment.

Book value per share increased 10.7% in 1997 to $104.35 per share from $94.30 per share for 1996. Patronage dividends were also up 2.1% to $5.7 million for 1997 versus $5.6 million for 1996. Finally, stockholders' equity in 1997 increased $12.5 million or 11.4% compared to 1996 and increased $22.4 million or 22.4% from 1995.

RESULTS OF OPERATIONS
---------------------

The year 1997 represented a 53 week year for Roundy's. Net sales and fees for the year increased $31.7 million or 1.2% compared to 1996 and $122.5 million or 4.9% compared to 1995. These increases were significant during a time of low inflation and intense competition. Further, the increases were in all areas of the business including wholesale grocery, non-foods and corporate retail store operations. The Company had a net decrease of four Company operated stores in 1997 compared to 1996 and a net decline of five stores compared to 1995. An effort was made to dispose of unprofitable stores, which will strengthen ongoing total retail operations. In this regard, the Company acquired three stores from a former customer during the year, and the volume generated from these stores was a major reason for the growth at retail in 1997. Finally, the non-foods divisions continue to grow achieving a 3.6% increase in sales compared to 1996 and a 7.5% increase compared to 1995.

Gross profits in total are relatively flat compared to 1996 levels, but up 0.34% over 1995. The modest increase over 1995 in gross profits is indicative of the increasing competitive pressure. During 1997, certain divisions began implementing programs which were directed at lowering product cost to retailers. The full impact of these programs will be realized in 1998, but there was some impact in 1997. The primary reason for the modest increase in gross profits for 1997 and 1996 compared to 1995 is the growth in corporate retail sales. These sales, which maintain a higher gross profit percent than wholesale sales, have increased an average of 13.7% over the past two years. Some continuing programs directed at improving Company gross profits include expansion of category management, implementation of modern buying systems and expanded promotional programs.


Operating and administrative expenses, as a percent to net sales and service fees, were down 0.20% from 1996 but were up 0.21% from 1995. A major goal of the Company's strategic plan is the reduction of operating and administrative expenses. These expenses, excluding corporate retail operations and depreciation expenses, reflect a declining trend. Excluding both of these expenses, 1997 operating and administrative expenses were 5.43% of net sales and service fees compared to 5.55% in 1996 and 5.70% in 1995. The declining percentage is the result of several factors including a reduction in bad debt expense, down $2.9 million from 1996 and $3.5 million from 1995, improved efficiencies due to more modern data processing systems and payroll reductions.

The growth in Company-owned retail operations has increased the overall operating and administrative expense ratio due to its higher wage expense and operating costs as a percent to sales, versus wholesale operations. Further, the cost of closing non-performing corporate stores has impacted the 1997 percentage modestly. The retail impact on the Company's operating and administrative expense ratio represents a challenge for management, but it is recognized that corporate stores are essential to Roundy's achieving many of the key goals and objectives of its strategic plan.
The future challenge is to continue to grow retail within the guidelines of the strategic plan and improve productivity in the wholesale divisions to control the impact on total costs of operations.

The Company has undertaken a major effort to upgrade and standardize all major computer systems. The new systems have been a key factor in allowing the Company to achieve greater efficiencies and reduce staff. In contrast, the cost of new systems and other required capital expenditures has caused depreciation expense to increase to 0.66% of net sales and service fees for 1997 versus 0.63% for 1996 and 0.55% for 1995.

Interest expense continued on a positive trend as a percent of sales. In 1997, interest expense represented 0.31% of net sales and service fees versus 0.33% in 1996 and 0.32% in 1995. 1996's percentage was up modestly from 1995, due to the financing of the high level of capital expenditures in 1996. In 1997, a major emphasis was placed on establishing a five year program for capital expenditures to achieve a more balanced spending program and a better management of resources. Additionally, steps were taken to further reduce inventory levels and improve inventory turns. This, coupled with a reduction in accounts receivable and the growth in cash flow generated from internal sources, enabled the Company to reduce borrowings and lower interest expense.

The effective income tax rates for 1997, 1996 and 1995 were 42.6%, 42.6% and 40.3%, respectively. The effective rate continues to be unfavorably impacted by goodwill from the recent purchases of retail grocery stores.

Net earnings continued a strong, positive trend, achieving a record level of 0.43% of net sales and service fees compared to 0.40% for 1996 and 0.36% for 1995. Management firmly believes that its efforts in developing and executing the program identified in its strategic plan are the main factors enabling the Company to reach higher earnings levels. Record sales levels, improved systems, reductions in inventory and accounts receivable have all contributed to lower operating expenses, lower borrowing levels and record earnings in 1997.

The Company has developed preliminary plans to address the possible exposures related to the impact on its computer systems for the Year 2000. Key financial, information and operational systems have been assessed and detailed plans have been developed to address systems modifications required. The cost of achieving Year 2000 compliance is estimated to be approximately $8 million over the normal cost of software upgrades and replacements. This amount will be incurred during 1998 and 1999.

SUBSEQUENT EVENT
-----------------

In the early morning hours of February 27, 1998, the Company experienced a fire at its Evansville, Indiana warehouse. Because of high winds, the fire completely destroyed that frozen food facility, including both the building and all of the inventory contained therein. There were no injuries and the employees working at the time of the fire were able to save all the tractors and trailers on the premises.

Shortly after the fire was put out, the Company began working on transferring the business to Lima, Ohio and South Bend, Indiana warehouses. The first priority was to put the customers back in service with respect to their frozen food needs. The second priority will be the planning for the replacement of the frozen food warehouse.

The Company cannot reasonably estimate, at this time, the total loss experienced or the exact amount to be recovered under its insurance policies. Preliminary indications are that such amounts may be significant. However, it is believed that total losses will not exceed the Company's insurance coverage limits, which include both business interruption and property loss coverage.



                         THE COMPANY

General

     Roundy's, Inc. and its subsidiaries (collectively the "Company") are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores located in Wisconsin, Illinois, Michigan, Indiana, Ohio, Kentucky, Missouri, Arkansas, Pennsylvania, Tennessee and West Virginia. The Company also owns and operates 13 retail warehouse food stores under the names "Pick 'n Save" or "Park & Save," one limited assortment food store under the name "Mor For Less" and 7 conventional food stores under the names "Ron &
Lloyd's," "Park & Shop," "Price Less" or "Buy Low Foods."
The Company offers its retail customers a complete line of nationally-known name brand merchandise, as well as a number of its own private and controlled labels. The Company services 842 retail grocery stores.


     In addition to the distribution and sale of food and nonfood products, the Company provides specialized support services for retail grocers, including promotional merchandising and advertising programs, accounting and inven tory control, store development and financing and assistance with other aspects of store management. The Company maintains a staff of trained retail counselors who advise and assist individual owners and managers with store operations.

     Roundy's, Inc. was incorporated in 1952 under the Wisconsin Business Corporation Law. The Company's executive offices are located at 23000 Roundy Drive, Pewaukee, Wisconsin 53072, and its telephone number is (414) 547-7999.

Operation as a Cooperative
--------------------------

     Roundy's has historically operated its food wholesale business on a cooperative basis, and therefore determined its Federal income tax liabilities under Subchapter T of the Internal Revenue Code, which governs the taxation of corporations operating on a cooperative basis.
Substantially all of Roundy's outstanding  Class A (Voting)
Common is owned by the owners ("stockholder-customers") of 126 retail grocery stores serviced by Roundy's. These stockholder-customers, who own approximately 71% of the combined total of Class A Common and Class B Common, may receive patronage dividends from Roundy's based on the sales of Roundy's to such stockholder-customers. The patronage dividend is payable at least 20% in cash and the remainder in Class B Common. Patronage dividends for the years ended
January 3, 1998 and December 28,1996 and December 30, 1995 were payable 30% in cash and 70% in Class B Common. See "Payment Of Patronage Dividends".
See "Payment of Patronage Dividends." Under Subchapter T of the Internal Revenue Code, patronage dividends are deducted by Roundy's in determining taxable income, and are generally taxable to the stockholder-customers (including the value of the Class B Common), for Federal income tax purposes.


     Roundy's anticipates that in the future it will continue to operate on a cooperative basis in substantially this manner, although it is not required to do so and its operation on this basis, as well as its practice of paying patronage dividends, could be terminated at any time by action of the Board of Directors.


     The subsidiaries of Roundy's do not operate as cooperatives. The customers serviced by these subsidiaries are independent grocers, operating 716 retail stores.
They do not receive patronage dividends. In addition, approximately 29% of the outstanding combined Class A
Common and Class B Common is held by employees or former customers of Roundy's and, although they participate in the accumulation of equity in the Company, they do not receive patronage dividends and do not own any Class A Common.


     The applicable laws, regulations, rulings and judicial decisions affecting the determination of whether a corporation is operating on a cooperative basis for Federal income tax purposes under Subchapter T of the Internal Revenue Code are subject to interpretation. Although management believes that Roundy's qualifies as a cooperative for such purposes, Roundy's has not obtained, and does not intend to seek a ruling or other assurance from the IRS that this is the case. If the Internal Revenue Service were to challenge the cooperative status of Roundy's, and if Roundy's were to be unsuccessful in defending such status, Roundy's might incur a Federal income tax liability with respect to patronage dividends previously paid to stockholder-customers during the tax years in question and reflected as tax deductions by Roundy's. Roundy's thereafter might incur significantly increased consolidated Federal income tax liabilities in future tax years.

Wholesale Food Distribution
---------------------------

     The Company distributes a broad range of food and nonfood products to its customers and to corporate-owned retail stores. The Company has seven product lines: dry grocery, frozen food, fresh produce, meat, dairy products, bakery goods and nonfood products. The Company has no long-term purchase commitments and management believes that the Company is not dependent upon any single source of supply. No source of supply accounted for more than 8% of the Company's purchases in fiscal 1997.

     The Company sells brand name merchandise of unrelated manufacturers, including most nationally advertised brands.
In addition, the Company sells numerous products under private and controlled labels, including but not limited to "Roundy's," "Old Time," "Shurfine" and "Buyers' Choice."
Private label product sales for the Company accounted for $179,032,000, $175,459,000 and $166,045,000 of the Company's
sales during fiscal years ended January 3, 1998, December 28,1996 and December 30 1995, respectively.

     As described above, Roundy's, exclusive of its subsidiaries, has historically operated on a cooperative basis with respect to its wholesale food distribution business. Roundy's cooperative operations accounted for approximately 37% of the Company's consolidated net sales and service fees for fiscal 1997, 1996 and 1995.
At January 3, 1998, Roundy's had 68 stockholder-customers actively engaged in the retail grocery business, operating a total of 126 retail grocery stores. Roundy's cooperative wholesale food business is focused primarily in Wisconsin, where all but 4 of these 126 retail grocery stores are located
(4 are in Illinois). At January 3, 1998 the Company (including its subsidiaries) had 716 independent retail food store customers. Sales by the Company to the independent retail food stores accounted for 52%, 52% and 54% of the Company's consolidated net sales and service fees for fiscal
1997, 1996 and 1995, respectively.

     The Company's primary marketing objective is to be the principal source of supply to both its stockholder-customers and other independent retailers. In an 11 state area the Company serviced 126 retail grocery stores operated by its stockholder-customers, 716 retail stores operated by non-stockholders and 21 Company-owned and operated retail stores during fiscal 1997. Of the Company's consolidated net sales and service fees for this period, $640,614,200 or 24.5% were attributable to five customers, with one customer accounting for $271,689,800 or 10.4% of such sales.
Approximately 79% or 683 retail stores purchased less than $3,000,000 each from the Company in fiscal 1997. 113 customers owned more than one retail food store, with one customer owning 16 retail food stores.


     The Company generally distributes its various product lines by a fleet of 320 tractor cabs and 650 trailers and some products are shipped direct from manufacturers to customer locations. Most customers order for their stores on a weekly basis and receive deliveries from one to five days a week. Orders are generally transmitted directly to a warehouse computer center for prompt assembly and dispatch of shipments. The Company has retail counselors and merchandising specialists who serve its customers in a variety of ways, including the analysis of and recommendation on store facilities and equipment;
development of programs and objectives for establishing efficient methods and procedures for receipt, handling, processing, checkout and other operations; informing customers on latest industry trends; assisting and dealing with training needs of customers; and, if the need arises, acting as liaison or problem solver between the Company and the customers. The retail counselors and specialists are assigned a specific geographic area and periodically visit each customer within their assigned area.



     The Company renders statements to its customers on a weekly basis to coincide with regular delivery schedules. Roundy's accounts of single store owners are considered delinquent if not paid on the statement date. Accounts of multiple store owners are considered delinquent if not paid within three days of the statement date. Accounts of Roundy's subsidiaries are considered delinquent if not paid within seven days of the statement date. The majority of accounts are collected via the Automated Clearing House
("ACH") system. Delinquent accounts are charged interest at the rate of prime plus 5%, computed on a daily basis.
During each of the past three fiscal years, the Company's bad debt expense has been less than .24% of sales. In
1997, 1996 and 1995, the Company's bad debt expense was $2,389,100, $5,302,600 and $5,871,500, respectively.


Retail Food Stores
------------------

     The Company operates three types of corporate stores
(high volume-limited service retail "warehouse" stores, high value-limited assortment retail stores and conventional retail stores). The high volume-limited service warehouse stores are designated as "Pick 'n Save" or "Park & Save" which generally offer, at discount prices, complete food and general merchandise lines to the customer, emphasizing higher demand items, with stores ranging from 33,000 to 73,000 square feet per store. The high value-limited assortment retail stores are designated as "Mor For Less" is 24,000 square feet and emphasizes low cost, high value lines to the customer. Conventional retail stores operated under the names "Ron & Lloyd's," "Park & Shop," "Price Less" or "Buy Low Foods" generally emphasize full service to the customer at competitive prices. These stores range from 9,000 to 42,000 square feet. The number of stores operated by the Company at the end of its three most recent fiscal years was as follows:

     Type of Store                  1997       1996       1995

High Value-Limited Assort-
ment and High Volume-Limited
Service Stores (Warehouse
food stores).....................     14        16         15

Conventional Retail Stores.......     7         11          7

Sales of Company-operated stores during the three most recent fiscal years were $291,613,000, $275,761,000 and
$226,513,000 for fiscal 1997, 1996 and 1995, respectively. The additional volume of wholesale sales generated by the retail stores owned and operated by the Company helps to reduce the overhead of the business and increases the Company's return to its stockholders.


Employees
---------

     At January 3, 1998, the Company had
employed full-time 1,128 executive, administrative and clerical employees, 1,267 warehouse and processing employees and drivers and 768 retail employees and had employed 1,908 part-time employees. Substantially all of the Company's warehouse employees, drivers and retail employees are represented by unions, with contracts expiring in 1998 through 2001. The Company considers its employee relations to be normal. There have been no significant work stoppages during the last five years. Substantially all full-time employees are covered by group life, accident, and health and disability insurance.


Competition
-----------

     The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. The shifting of market share among competitors is typical of the wholesale food business as competitors attempt to increase sales in any given market. In order to compete effectively, the Company must have the ability to meet rapidly fluctuating competitive market prices, provide a wide range of perishable and nonperishable products, make prompt and efficient delivery, and provide the related services which are required by modern supermarket operations.

     The Company competes with a number of local and regional grocery wholesalers and with a number of major businesses which market their products directly to retailers, including companies having greater assets and larger sales volume than the Company. The Company's customers and the Company's corporate stores also compete at the retail level with several chain store organizations which have integrated wholesale and retail operations. The Company's competitors range from small local businesses to large national and international businesses. The Company's success is in large part dependent upon the ability of its independent retail customers to compete with larger grocery store chains.


     In the Milwaukee area, the "Pick 'n Save" group, which consists of both independently-owned and Company-owned stores, continues to be the market share leader with 49% of households in the Milwaukee metropolitan statistical area purchasing "most of their groceries" from "Pick 'n Save" as reported in the Milwaukee Journal Consumer Analysis Survey taken in the Fall of 1997.


     In competing for customers, emphasis is placed on high quality and a wide assortment of product, low service fees and reliability of scheduled deliveries. The Company believes that the range and quality of other business services provided to retail store customers by the wholesaler are increasingly important factors, and that success in the wholesale food industry is dependent upon the success of the Company's customers who are also engaged in an intensely competitive, low profit margin industry.

Stockholder-Customers
---------------------

     Substantially all of Roundy's (but not its subsidiaries) customers are also stockholders of Roundy's.
Roundy's does not require that its stockholders buy merchandise exclusively from Roundy's or that they purchase a minimum amount of merchandise in order to remain stockholders; however, for a stockholder-customer to remain a holder of Class A Common, Roundy's must be such stockholder-customer's principal source of supply. See
"EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON." In order to continue to be supplied by Roundy's, stockholders must meet certain minimum order quantities.

     Generally, Roundy's will stop selling to a shareholder only when there has been nonpayment for merchandise delivered or indebtedness payable to Roundy's or the stockholder defaults in the payment of indebtedness that Roundy's has guaranteed. In the event of such a termination, Roundy's will repurchase such person's Common Stock subject to the limitations described under "REPURCHASE OF SHARES."

     Each customer of Roundy's is required to maintain a buying deposit for each Active Customer it operates in an amount equal to the greater of $20,000 or the estimated amount of purchases by the Active Customer from Roundy's over a two week period (subject to Roundy's reserved right to increase the amount of the deposit required of any stockholder-customer). This deposit requirement may be satisfied by either a cash deposit in the specified amount (bearing no interest), or the collateral pledge of Class A Common and/or Class B Common. In either case, a stockholder-customer may make its entire deposit or payment in cash at the outset of its customer relationship, or it may fulfill part or all of its buying deposit requirement by means of weekly or monthly payments, in accordance with an amortization schedule forming a part of the Buying Deposit Agreement between such stockholder-customer and Roundy's.
See "TERMS OF OFFERING--Buying Deposits; Application Of Deposited Funds," and Exhibit B attached hereto.

     In addition to the buying deposit described above, Roundy's By-Laws provide that Roundy's has a lien against all outstanding Class A Common and Class B Common as security for the payment, from time to time and as often as the same may become due and payable, of any and all obligations of the holder to Roundy's and no shares of stock held by a stockholder-customer will be transferred on the books of Roundy's until all obligations of the stockholder-customer to Roundy's have been paid in full. To perfect its lien, Roundy's retains physical possession of the stock certificate and provides the stockholder with a photocopy thereof. If, at the time of a repurchase of stock from a stockholder-customer, that person has an unpaid obligation to Roundy's, or to any of its subsidiaries, the amount of that obligation will be deducted from the proceeds payable upon the repurchase of that stock. For a description of other restrictions on transfer of stock contained in the Company's By-Laws, see "DESCRIPTION OF STOCK--Restrictions on Transfer."

Payment of Patronage Dividends
------------------------------

     Roundy's is obligated by Article V of its By-Laws, as amended, to pay a patronage dividend to its stockholder-customers out of and based upon net earnings from business done by Roundy's with such stockholder-customers in any fiscal year in an amount which would reduce the net earnings of the Company to such amount as will result in an increase of 8% in the Book Value of the outstanding Roundy's Stock as of the close of such fiscal year (calculated after the payment of patronage dividends). The rate of increase in Book Value was 10% for the three years in the period ended
January 3, 1998.  For example, Book Value at January 3,
1998 was $104.35 per share. No patronage dividends for the year ending January 2, 1999, may be paid until $8.35 (8% of $104.35) per share is added to such Book Value. Based upon the number of shares outstanding at January 3, 1998 earnings in the aggregate amount of $9,499,753 must be retained before patronage dividends may be paid. Any increase in Book Value over $8.35 must be distributed in the form of patronage dividends to the extent permitted by the Internal Revenue Code. Income from the operations of subsidiaries and other income, from such sources as investments in securities and the sale or exchange of capital assets, constitutes income derived from sources other than patronage and is not distributed as patronage dividends. Consequently, the Book Value may increase by more than minimum growth percentage required by
Article V of the By-Laws in any year.

     The Board of Directors annually reviews Article V of its By-Laws to insure the requirements contained therein are consistent with Company goals. The increases in Book Value of Roundy's Stock outstanding for the last three years are as follows:

Fiscal       Increase in Book            Minimum Requirement
 Year        Value Per Share           Per Article V of By-Laws
-------      ----------------          ------------------------
1997                10.7%                     10%
1996                10.7%                     10%
1995                10.0%                     10%



     There can be no assurance that patronage dividends will be paid in the future, or, if paid, the amount or form of payment thereof. Roundy's is under no obligation to pay patronage dividends except to the extent provided by Article V of its By-Laws, and these By-Law provisions are subject to modification or repeal at any time by the Board of Directors. A copy of Article V of the By-Laws, as amended, is attached hereto as Exhibit C.

     Patronage dividends, when paid, are payable in the fiscal year following the fiscal year in which accrued. At least 20% of the amount of patronage dividend must be paid in cash, but a greater percentage may be paid in cash depending on the cash needs of the Company at the time and the necessity of compliance with the terms of the Company's credit agreements.

     Patronage dividends, if any, are determined on the basis of qualifying sales by Roundy's to its stockholder-customers. The amount distributed to any customer-stockholder is therefore based on that customer's sales volume and not its stock holdings. While stockholder-customers effecting larger purchases from Roundy's may have a greater stock equity interest in Roundy's, the voting power of such customers will not increase in proportion because each stockholder-customer is permitted to hold only
100 shares of Class A Common for each retail store it operates, and the shares of Class B Common distributed as patronage dividends are non-voting shares. (See
"DESCRIPTION OF STOCK" and "VOTING TRUST".)

     Sections 1381 through 1388 of the Internal Revenue Code provide that if 20% or more of the total patronage dividend is paid in cash and the balance in "qualified written notices of allocation", then Roundy's, when computing its taxable income, may deduct the total patronage dividend in determining its taxable income. Stockholder-customers who receive "qualified written notices of allocation" (Class B Common issued by Roundy's) are, in turn, required to include the full stated dollar amount of the Class B Common and the cash received in their respective tax returns as income when received. A "written notice of allocation" becomes "qualified" when the stockholder-customer consents to take the Class B Common into its income at the stated dollar amount. This consent occurs when a person signs a written consent or when such person becomes a stockholder or remains a stockholder after receiving written notice and a copy of Roundy's By-Law provision stating that a person becoming or remaining a stockholder of Roundy's shall be deemed to have given the requisite consent. Each new stockholder-customer is required to sign a consent which makes the certificates representing shares of Class B Common issued to that stockholder qualified written notices of allocation. The requirement to pay 20% of the patronage dividend in cash has had no material adverse effect on Roundy's.

     The following table sets forth the total amount of patronage dividends paid to stockholder-customers with respect to purchases during the past four years, the percentage paid in cash and in securities and the number of shares of Class B Common issued:



                                              Securities

Year Ended             Total Dividend   Cash %   %      No. of Shares

January 3, 1998        $5,687,000          30   70         36,386
December 28, 1996       5,568,300          30   70         40,013
December 30, 1995       5,128,500          30   70         39,928


     In each year in which patronage dividends are paid, the Board of Directors determines the percentage to be paid in cash and in Class B Common shares. This percentage is applied to the dollar amounts determined as the patronage dividend payable to each respective stockholder-customer, to determine the number of Class B Common shares to be distributed to such person. The total dollar amounts payable in cash and in securities in any given year to all stockholder-customers will not correspond exactly to the given percentages, principally because of rounding to avoid the issuance of fractional shares, and because patronage dividends payable to former stockholder-customers whose shares have been redeemed during the fiscal year are, in most cases, paid entirely in cash. Although a minimum of 20% of each recipient's total annual patronage dividend is required to be paid by Roundy's in cash, the cash portion may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends.

     The preceding discussion is only a summary of the most significant aspects of the taxation of cooperatives under the Internal Revenue Code, based on the understanding of the management of Roundy's, and should not be construed as tax advice to any individual stockholder, each of which should consult its own tax advisor for individual tax advice.

     Roundy's may in its sole discretion pay patronage dividends to nonstockholder-customers. No such dividends have been paid in the last four years. Persons who are not customers of Roundy's are not entitled to receive patronage dividends. Computation of the amount of patronage dividends payable to stockholder-customers in any year is made after the determination of patronage dividends, if any, payable to nonstockholder-customers.

     For further information with respect to patronage dividends, reference is made to Article V of Roundy's By-
Laws, attached hereto as Exhibit C.

Stockholder-Customer Services
-----------------------------

     Roundy's provides a variety of services described below to its stockholder-customers to help them maintain a competitive position within the retail grocery industry. Roundy's charges for certain of these services and provides other services as a general stockholder-customer benefit. Such services are generally not offered to customers who are not stockholders, but upon specific request of such a customer some of these services may be rendered for a fee, in the discretion of the officers of Roundy's. Overall, the net income generated by these services is not material.

Roundy's services to stockholder-customers include the following:

1. Pricing Services. Substantially all of the stockholder-customers of Roundy's participate in one of three voluntary pricing program options. Under each option, the individual retailer retains full resale pricing discretion.

     a. Zone Pricing. For each item Roundy's delivers to stockholder-customer stores there have been established several suggested retail price zones. The stockholder-customer elects to have his merchandise invoiced and priced at one of these zones based on his competitive situation and location in the trading area. The retail price that he chooses will be indicated on all of his invoices and on up to ten cases of each item in every delivery. Approximately 44% of the stockholder-customers participate in the suggested zone pricing service.


     b. Custom Pricing. Stockholder-customers who wish to create and maintain their own unique pricing structure participate in the "custom pricing" program. Subscribing stockholder-customers provide Roundy's with the retail price they wish to maintain on each item, and Roundy's indicates these figures on the invoices and on up to ten cases of each item in each delivery. The stockholder-customer may update this pricing structure weekly in accordance with changes in wholesale costs and competitive activity in his particular market area. Approximately 100% of the stockholder-customers participate in custom pricing.


     c. Special Individual Pricing ("SIP"). Those stockholder-customers desiring a more competitive pricing structure than zone pricing but with less administrative requirements than custom pricing may choose a SIP schedule. This allows a stockholder-customer to select from each of the zones certain categories of merchandise to meet his particular competitive needs. Suggested retail prices are changed periodically to reflect changes in the wholesale cost of the item. In all cases the stockholder-customer may make price changes on merchandise within their stores as required by their own competitive market situation.

2. Ordering Assistance. Roundy's provides various programs to increase the speed and efficiency of the order transmittal process. It sells or rents to retailers electronic units with which the retailer can transmit his orders electronically by telephone.

3.   Point of Sale Host-Computer Support.  Upon request,
Roundy's will provide assistance to the retailer and computer support in connection with the retailer's adoption and use of scanners at the checkout counter.

4. Velocity Reports. If desired, Roundy's can provide detailed summaries of all items ordered by the retailer from Roundy's, together with pricing, prior period, and profit margin data.

5. Store Engineering. Roundy's Store Engineering department aids stockholder-customers in equipment procurement, store engineering and site development activities. For a fee, Roundy's will provide plat plans, floor plans, elevations and other drawings for new or remodeled stores, construction cost estimates and design consultation. In addition, the department can procure many types of store fixtures and equipment at a price reflecting a volume discount.


6. Customer Loans. Roundy's has maintained a continuous effort to assist qualified stockholder-customers and independent retailers to remodel and expand existing retail locations and to develop new retail outlets. The Company's loans receivable as of January 3, 1998 are summarized in the table below(2).

                                    Outstanding
                 Number              Balance        Range of      Range of
                   of    Original     as of         Interest      Maturity
                 Loans    Amount    JanDec. 3,1998   Rates         Dates
               --------- --------- ---------------  ----------  -----------
Inventory,
Equipment
Loans            124   $34,772,600  $24,427,000    Variable(1)    19987-2011


(1)  Variable rates based on the Company's cost of borrowing.

(2) The Company has guaranteed customer bank loans and customer leases amounting to $480,000 and $756,900, respectively at January 3, 1998. These amounts are not included in the table above.


7. Lease Program. The Company has a lease program under which it may in its discretion lease store sites and equipment for sublease to qualified customers. This enables customers to compete with large grocery store chains for store sites at favorable rates. The Company presently has such real estate and equipment leases with lease terms from 1998 to 2018. Aggregate lease rentals received under this program were $21,249,900, $21,628,300 and $22,045,500 in 1997,
1996 and 1995, respectively.

8. Retail Accounting. Roundy's has a retail accounting program available for stockholder-customers using its data processing equipment and expertise. The service includes general ledger, payroll, personnel reports, sales and income tax returns, accounts payable and financial reporting. Stockholder-customers may select any one or more parts of the program or the complete package. Approximately 74 stores participate in this program. The service charges depend on the services received by the stockholder-customer.


9. Group Advertising. Roundy's regularly sponsors institutional brand advertising of Roundy's and Old Time products for all stores on a continuing basis. This advertising, which may include TV, radio, newspaper and anniversary sales is intended to help promote the sales of the Roundy's private label products. All stockholder-customers may utilize Roundy's Group Advertising Program. Each week these retailers receive ad planners with suggested feature items together with window signs, shelf talkers and newspaper layouts. The Group Advertising Staff assists the stores in the improvement of their local advertising program.

10. Bakery Program. Retailers participate in Roundy's bakery program, taking advantage of centralized buying.
Three programs are offered: rack service stocked by the bakery representative, with and without returns on unsold merchandise, and drop shipments without returns. All programs are delivered directly from the supplier to the retailer, but are billed through Roundy's.

11. Merchandising. Roundy's merchandising service advises customers on such matters as in-store promotions, internal store arrangements and shelf utilization.

12. Insurance. Roundy's has a general insurance agency that markets commercial property and casualty, personal lines, all group products, and life insurance. The agency primarily specializes in programs for the food industry.

13. Real Estate. Roundy's has a real estate department that provides site surveys, financial projections, business valuations, lease negotiations, and sales of supermarkets and residential properties.

14. Retail Training Programs. Roundy's has instituted and maintained an ongoing training program for its stockholder-customers. The planned programs include professionally conducted seminars relating to all departments of the store and management. The programs are also geared to present the retailers with up-to-date information on market changes and new innovations on energy, productivity and scanning. The program also makes available to the retailer a film library, home study courses, programmed instructions, manuals and an audiscan program to train fully all of the retailer's employees.

15. Miscellaneous Advisory Services. Roundy's has retail counselors and merchandising specialists, who serve the stockholder-customers in a variety of ways, including the analysis of and recommendations on store facilities and equipment; development of programs and objectives for establishing efficient methods and procedures for receipt, handling, processing, checkout and other operations; informing stockholder-customers on latest industry trends; assisting in dealing with training needs of stockholder-customers;
and, if the need arises, acting as liaison or problem-solver between Roundy's and the stockholder-customer. The retail counselors and specialists are assigned specific geographic areas and periodically visit each customer within their assigned areas.

Real Estate
-----------

     The Company's principal executive offices are located in Pewaukee, Wisconsin. These offices are on a 5-acre site.
A portion of these facilities are owned by Roundy's and the remainder are leased from a third party.

     Wholesale activities are conducted by the Company from the following warehouses:

                                                        Approximate
                                                         Warehouse
Location                 Products Distributed           Square Footage
---------                ---------------------         ----------------
Wauwatosa, Wisconsin     All product lines,              745,000 (O)
(Two facilities)         except nonfood products         192,000 (L)

Mazomanie, Wisconsin     Dry groceries and               225,000 (L)
                         nonfood products

Westville, Indiana       All product lines,              557,000 (O)
                         except nonfood products

Lima, Ohio               All product lines,              460,000 (O)
(Two facilities)         except produce and               94,000 (L)
                         nonfood products

Eldorado, Illinois       Dry groceries and               384,000 (O)
                         dairy products

Van Wert, Ohio           Nonfood products                115,000 (L)

South Bend, Indiana      Frozen foods                     84,000 (L)

Muskegon, Michigan       All product lines,              215,000 (O)
                         except produce
                    O = Owned      L = Leased


     The Company believes its current properties are well maintained and, in general, are adequately sized to house existing operations.
The Company is subject to regulation by the United States Food and Drug Administration and to certain state and local health regulations in connection with the operations of its facilities and its wholesale food business. The Company has not been subject to any actions brought under such regulations in the past five years.


Subsequent Event
----------------
In the early morning hours of February 27, 1998, the Company experienced a fire at its Evansville, Indiana warehouse. Because of high winds, the fire completely destroyed that frozen food facility, including both the building and all of the inventory contained therein. There were no injuries and the employees working at the time of the fire were able to save all the tractors and trailers on the premises. Shortly after the fire was put out, the Company began working on transferring the business to the Lima, Ohio and South Bend, Indiana warehouses. The first priority was to put the customers back in service with respect to their frozen foods needs. The second priority will be the planning for the replacement of the frozen food warehouse. The Company cannot reasonably estimate, at this time, the total loss experienced or the exact amount to be recovered under its insurance policies. Preliminary indications are that such amounts may be significant. However, it is believed that total losses will not exceed the Company's insurance coverage limits, which include both business interruption and property loss coverage.


Transportation
---------------

     The Company's transportation fleet for distribution operations as of December January 3, 1998 consisted of 320 tractor cabs, 650 trailers and 10 straight delivery trucks. In addition, the Company owns 45 automobiles. Approximately 98% of the fleet is owned by the Company and the balance is leased.


Computers
---------

     The Company owns most of its computers and related peripheral equipment. The computers are used for inventory control, billing and all other general accounting purposes.
The computer systems are adequate for the Company's operations.

Legal Proceedings

     The Company is not involved in any material litigation as either a plaintiff or defendant, nor is any other material litigation contemplated by Roundy's or, to the best of its knowledge, threatened against it. Although, the Company is involved in various claims and litigation arising in the normal course of business, in the opinion of management, the ultimate resolution of these actions will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

                         MANAGEMENT

The Directors and Executive Officers of Roundy's are as follows:


                                    Position(s) Held with Roundy's
      Name               Age        and Business Experience
------------------     ------     -----------------------------------

Gerald F. Lestina        55         President and Chief Executive Officer
                                    since 1995; President and Chief Operating
                                    Officer 1993-1995; Vice President of
                                    Wisconsin Region 1992-1993; President of
                                    Milwaukee Division 1986-1993; Director
                                    since 1991 (term expires 1999)

Roger W. Alswager        49         Vice President of Real Estate since 1989

Londell J. Behm          47         Vice President of Advertising since 1987

Ralph D. Beketic         51         Vice President-Wholesale since 1996;
                                    Vice President-Wisconsin Region 1996;
                                    President of Milwaukee Division since
                                    1993; Vice President of Sales-Milwaukee
                                    Division 1991-1993

David C. Busch           49         Vice President of Administration since
                                    1993; Vice President of Human Resources
                                    1990-1993

Edward G. Kitz           44         Vice President, Secretary & Treasurer
                                    since 1995; Vice President & Treasurer
                                    since 1989-1994

Charles H.               55         Vice President of Logistics and Planning
Kosmaler, Jr.                       since 1993; Vice President of Adminis-
                                    trative Efficiencies 1992-1993

Debra A. Lawson          42         Vice President of Human Resources since
                                    1997; Vice President Administration-
                                    Milwaukee Division 1994-1996; Director of
                                    Consumer Affairs, Training and Development
                                    1991-1993

John E. Paterson         50         Vice President-Distribution since 1997;
                                    Vice President of Operations-Milwaukee
                                    Division 1993-1996; Vice President of
                                    Distribution for Quincy, Florida Division of SUPERVALU INC. 1991-1993

Robert D. Ranus          57         Vice President and Chief Financial Officer
                                    since 1987; Director since 1987 (term
                                    expires 2000)

Michael J. Schmitt       49         Vice President-Sales and Development since
                                    1995; Vice President, Northern Region
                                    1992-1995

Marion H. Sullivan       51         Vice President of Marketing since 1989

Robert E. Bartels        60         Director since 1994 (term expires 2000);
                                    President and Chief Executive Officer of
                                    Martin's Super Markets, Inc., South Bend,
                                    Indiana

Charles R. Bonson        51         Director since 1994 (term expires 2000);
                                    President of Bonson's Foods, Inc., Eagle
                                    River, Wisconsin

Robert S. Gold           55         Director since 1998 (term expires 2001);
                                    President and Stockholder of B.& H. Gold
                                    Corporation, Gold's Market, Inc. and
                                    Gold's, Inc., in Brown Deer, Grafton and
                                    Milwaukee, Wisconsin

Gary N. Gundlach         54         Director since 1990 (term expires 1999);
                                    Owner of Pick 'n Save retail grocery
                                    stores in Columbus, DeForest, McFarland,
                                    Stoughton and Sun Prairie, Wisconsin

George C. Kaiser         65         Director since 1986 (term expires 2001);
                                    Chairman and Chief Executive Officer,
                                    Hanger Tight Company since 1988; Chief
                                    Executive Officer, George C. Kaiser and
                                    Co. since 1988; Director of The Baird
                                    Funds, Inc. since 1992

Patrick D. McAdams       48         Director since 1995 (term expires 2001);
                                    General Manager and Treasurer of McAdams,
                                    Inc., Oconomowoc, Wisconsin

Brenton H. Rupple        73         Director since 1993 (term expires 1999);
                                    Retired Chairman of Robert W. Baird & Co.,
                                    Milwaukee, Wisconsin

Gary R. Sarner           51         Director since 1997 (term expires 2001);
                                    Chairman, Total Logistic Control, LLC
                                    since 1996, President and Chief Operating
                                    Officer, Christiana Companies, Inc. 1996-
                                    1997

     Directors of Roundy's are elected by class and generally serve three-year terms; approximately one-third of the Board of Directors is elected annually. Of the ten current members of the Board of Directors, two are currently
Executive Officers of Roundy's (Messrs. Lestina and Ranus) and four are "Retailer Directors" (Messrs. Bonson, Gold,
Gundlach and McAdams). The terms of the Roundy's, Inc. Voting
Trust provide that each year the Trustees will vote to elect one stockholder-customer, chosen by a plurality vote of the Voting Trust Certificate Holders, to serve a three-year term as Director;
however, the Roundy's, Inc. Voting Trust provides that in every third year, Voting Trust Certificate Holders will choose two Retailer Directors. Therefore, at any time there should be four Retailer Directors serving. See VOTING
TRUST.


                    DESCRIPTION OF STOCK

Authorized Shares
-----------------

     Roundy's is authorized by its Articles of Incorporation to issue 60,000 shares of Class A Common, $1.25 par value, and 2,400,000 shares of Class B Common, $1.25 par value. On April 4, 1998 123,400 shares of Class A Common and 1,158,760 shares of Class B Common were outstanding.


Voting Rights
-------------

     Holders of Class A Common are entitled to one vote for each share held, on all matters which are submitted to a vote of stockholders. Stockholders are not entitled to cumulative voting rights. All of the shares of Class A Common outstanding as of the date of this Prospectus are owned of record by the Trustees of the Voting Trust. Shares deposited in the Voting Trust will be voted in the manner provided in the Voting Trust Agreement. See "VOTING TRUST."

     Except as otherwise required by law, holders of Class B Common are not entitled to vote on any matter submitted to a vote of the stockholders. The Wisconsin Statutes provide that the holders of the outstanding shares of a class of stock must be entitled to vote as a class upon any proposed merger, share exchange, sale of all or substantially all assets of a company or any amendment to the articles of incorporation which would, in either case, alter the rights, preferences, or relative status of the shares in any of a number of specified ways. These are the only circumstances in which holders of Class B Common are entitled to vote as stockholders.

Dividend Rights
----------------

     Holders of Class A Common and Class B Common are entitled to such dividends as may be declared by the Board of Directors. However, Roundy's does not expect to pay any dividends in the foreseeable future other than patronage dividends as described under "THE COMPANY--Payment of Patronage Dividends." Stockholders who are not customers of Roundy's are not entitled to receive patronage dividends.

Liquidation Rights
-------------------

     In the event of the voluntary or involuntary liquidation of Roundy's, the holders of Class A Common and Class B Common will be entitled to share ratably in the assets of Roundy's remaining after payment of all Roundy's liabilities.

Repurchase of Shares
---------------------

     Subject to certain limitations, Roundy's is obligated to repurchase Class A Common and Class B Common upon written request from stockholders who have terminated or substantially reduced their customer or employee relationships with Roundy's. Roundy's may, but is not obligated to, purchase shares held by other stockholders. See "REPURCHASE OF SHARES."

Restrictions on Transfer
-------------------------

     Roundy's Articles of Incorporation provide that no shares of Class A Common or Class B Common may be transferred for any purpose (including, but not limited to, sales, gifts, testate or intestate inheritance or pledge) unless and until (i) such transfer has received the prior written consent of Roundy's or (ii) Roundy's has agreed in writing to repurchase such shares and has failed to satisfy such obligation.

     The certificates representing Class A and Class B
Common bear a legend setting forth the foregoing limitations on the resale of such shares.

Other Restrictions and Rights
-----------------------------
     The Class A Common and Class B Common, the full consideration for which has been paid, will not be subject to any further calls or assessments by Roundy's. However,
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposes on stockholders personal liability in an amount equal to the par value of their respective shares, or in an amount equal to the consideration paid for such shares in the case of no-par value stock, for all debts owing to employees of Roundy's for services performed for Roundy's, not exceeding six months' service in any one case. In a split decision without precedential value, the Supreme Court of Wisconsin has affirmed a lower court ruling holding that "par value," for purposes of this statute, should be construed to mean the "subscription price paid for the stock."

     Roundy's has a first lien upon any shares of its stock held by any stockholder for the amount of any indebtedness payable to the Company by such stockholder. To perfect its lien, Roundy's retains physical possession of the stock certificate and provides the stockholder with a photocopy thereof. No sale or transfer of any such stock shall be made until all such indebtedness to the Company shall have been paid in full. See "THE COMPANY--Stockholder-
Customers."

Transfer Agent
---------------

     Roundy's acts as its own transfer agent for its Class A and Class B Common.

Reports to Stockholders
-----------------------

     Roundy's will furnish annual reports to its stockholders within 120 days after the end of each fiscal year which will include financial statements audited by independent certified public accountants.


                        VOTING TRUST

     Each purchaser of Class A Common is requested, but not required, to deposit such shares in the Roundy's, Inc.
Voting Trust (the "Trust"). Such requests will be made only by means of a Prospectus relating to the Voting Trust
Certificates.

     The Trust was established in August, 1971, (was amended and restated in 1983 and was further amended in 1986 and in
1995), as the successor to an initial voting trust created at the time of the organization of Roundy's. The Trust has an indefinite term, although it may be terminated upon the vote of the Voting Trust Certificate Holders as provided therein. The main purpose for the establishment of the Trust, and its predecessor, was to insure the stability of management necessary to obtain long-term warehouse and other financing. At present, the Trust owns of record all of the outstanding Class A Common.

     Stockholders depositing shares of Class A Common in the Trust will receive Voting Trust Certificates evidencing beneficial ownership of the number of shares deposited.
Such certificates are not negotiable or transferable.

     The Voting Trust Agreement authorizes the Trustees to vote all shares deposited in the Trust, in their discretion, for the election of all but four of the Directors (there are currently ten Directors). On other matters submitted to a vote of stockholders (including the election of one Director each year), the Trustees are required to vote the shares deposited in the Trust as a block as directed by a vote of the holders of outstanding Voting Trust Certificates (with each share of Class A Common in the Trust entitling the depositor thereof to one vote). With respect to the election of the Director to be elected by the Voting Trust Certificate holders, the candidate receiving the greatest number of votes from among the Voting Trust Certificate holders shall receive all of the votes represented by shares held in the Voting Trust. On all other matters submitted to a vote of the Voting Trust Certificate holders, the shares of Class A Common held in the Voting Trust shall be voted as directed by a majority of the Voting Trust Certificate holders (except that, with respect to certain fundamental matters submitted to a vote of stockholders, including the merger of Roundy's, liquidation or sale of all its assets, the requisite approval is increased to a two-thirds majority of Voting Trust Certificate holders unless such action has been recommended by the Board of Directors). The Wisconsin Business Corporation Law provides shareholders of Wisconsin business corporations, such as Roundy's, with the right to dissent from certain corporate actions (for example, a merger, consolidation, certain amendments to the Articles of Incorporation, and certain other specified corporate transactions) and receive "fair value" for their shares in lieu of any other consideration offered for such shares in connection with the proposed transaction or action
("Dissenter's Rights"). Although the shares of Class A common are held of record by the Trustees of the Voting
Trust, the Voting Trust Agreement specifies that Voting
Trust Certificate holders are entitled to exercise any Dissenter's Rights which arise from a proposed corporate action or transaction on the part of Roundy's, and the Voting Trust Agreement specifies the procedure for a Voting Trust Certificate holder to notify the Trustees of his, her or its intention to exercise such Dissenters' Rights. The Voting Trust Agreement provides further that: (a) in the event the Voting Trust is terminated upon the effectiveness of such corporate action or transaction on the part of Roundy's, then shares of Class A Common shall be distributed to the Voting Trust Certificate holder who shall thereafter be responsible for complying with the appropriate statutory procedures for obtaining "fair value" for such shares , and
(b) that, if the Voting Trust is not terminated upon the effectiveness of such corporate action or transaction on the part of Roundy's, then a Voting Trust Certificate holder who has notified the Trustees of his, her or its intention to exercise Dissenters' Rights shall be deemed to have withdrawn such shares from the Voting Trust and such shares will be distributed to such dissenting shareholder in accordance with the Voting Trust Agreement. A meeting of Voting Trust Certificate holders is held prior to each meeting of stockholders for the purpose of presenting to the Certificate holders the matters to be voted upon at the stockholders' meeting. The format of the Voting Trust Certificate holders' meeting follows that of a customary meeting of stockholders with respect to notice and the opportunity to vote in person or by proxy.

     Persons holding certificates issued with respect to shares deposited in the Trust (as amended and restated) prior to September 16, 1983 who agreed to the amended and restated Voting Trust Agreement prior to December 17, 1983 have an annual right to withdraw such shares from the Trust. All other Voting Trust Certificate holders must wait until their shares of Class A Common have been on deposit for five full years before becoming entitled to withdrawal rights.
No more than one-third of the total number of shares of Class A Common outstanding may be withdrawn in any single calendar year. The Trustees give notice of this right of withdrawal to each person entitled to withdraw shares on or before January 31 of each year, and all withdrawals must take place during the months of February or March.

     In addition to the revisions to the Voting Trust Agreement constituting Amendment 1995-1, the Voting Trust Agreement was amended to increase the number of retailer directors to four, and corresponding amendments were made to the related provisions of the Voting Trust Agreement (for example, the number of Retailer-Trustees' terms expiring will now be two in every third year, meaning there will be two vacancies to be filled every third year and that the advisory committee will nominate 5 instead of three to fill 2 seats instead of one).

     All cash dividends received by the Trustees on the shares of Class A Common deposited in the Trust will be paid by them to the Voting Trust Certificate holders. Any stock dividends payable in Class A Common will be retained by the Trustees and a like number of additional Voting Trust Certificates will be issued to the depositors. In the event of a liquidation of Roundy's, all money or property received by the Trustees with respect to the stock deposited in the Trust will be distributed among the depositors in proportion to their respective stock interests in the Trust.


     The Voting Trust Agreement provides that there shall be seven Trustees, consisting of two "Officer Trustees"
(currently Gerald F. Lestina and Edward G. Kitz), who shall be officers of Roundy's; two "Independent Trustees"
(currently Bronson J. Haase and Robert R. Spitzer), who shall be persons having executive business management experience who are independent from the management and stockholders of Roundy's;
and three "Retailer Trustees" (currently Victor C. Burnstad,
David J. Spiegelhoff and David A. Ulrich), who shall be stockholder-customers of Roundy's but may not be Directors. The term of an Officer Trustee is determined by the Board of Directors, and an Officer Trustee automatically ceases to be a Trustee upon ceasing to be an officer of Roundy's. Retailer Trustees and Independent Trustees serve five-year terms. Successor trustees are appointed by majority vote of the remaining Trustees.

     Mr. Burnstad is President and stockholder of Burnstad Bros., Inc., a stockholder-customer of Roundy's. Mr. Spiegelhoff is Vice President of Portage Pick 'N Saves, Inc. and Super Foods Market, Inc., stockholder-customers of Roundy's. Mr. Ulrich is principal stockholder of Mega Marts, Inc., a stockholder-customer of Roundy's. For information concerning
Mr. Lestina and Mr. Kitz see "MANAGEMENT."


     The Voting Trust may be deemed to be an "affiliate" of Roundy's, and the Trustees of the Voting Trust, as a group, may be considered to be "parents" of Roundy's, as these terms are defined in the Securities Act of 1933, as amended, and the regulations thereunder.

                        LEGAL MATTERS

     The legality of the Class A Common and Class B Common offered hereby has been passed upon by Whyte Hirschboeck
Dudek S.C., 111 East Wisconsin Avenue, Suite 2100,
Milwaukee, Wisconsin 53202.

                           EXPERTS

     The consolidated financial statements of Roundy's, Inc.
and subsidiaries and the related consolidated financial statement schedules as of January 3, 1998 and December 28, 1996 and for each of the three years in the period ended January 3, 1998 and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                       INDEMNIFICATION

     Roundy's has, in its By-Laws, established a policy indemnifying officers and directors for liabilities and expenses arising out of their actions in their capacities as officers and directors. This would include indemnification for certain liabilities on the part of officers and directors under the Securities Act of 1933 (the "Securities Act"). It is the public policy of the state of Wisconsin, as expressed in Section 180.0859 of the Wisconsin Business Corporation Law, to require or permit indemnification against claims arising under federal law and state securities laws.

     However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Roundy's pursuant to the foregoing provisions, Roundy's has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                INDEX TO FINANCIAL STATEMENTS





                                                                 Page

Roundy's, Inc. and Subsidiaries Audited Financial Statements:

     Independent Auditors' Report                                 F-2

     Statements of Consolidated Earnings for each of the
       three years in the period ended January 3, 1998            F-3

     Consolidated Balance Sheets at January 3, 1998
       and December 28, 1996                                      F-4

     Statements of Consolidated Stockholders' Equity
       for each of the three years in the period
       ended January 3, 1998                                      F-6

     Statements of Consolidated Cash Flows for each of
       the three years in the period ended January 3, 1998        F-7

     Notes to Financial Statements                                F-8


Independant Auditor's Report
To the stockholders and Directors of Roundy's, Inc.:

     We have audited the accompanying consolidated balance sheets of Roundy's, Inc. and its subsidiaries as of January 3, 1998 and December 28, 1996 and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the three years in the period ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at January 3, 1998 and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998 in conformity with generally accepted accounting principles.





Milwaukee, Wisconsin
February 20, 1998

STATEMENTS  OF CONSOLIDATED EARNINGS
For The Years Ended January 3, 1998, December 28, 1996 and December 30, 1995





                                   1997            1996            1995
Revenues:
Net sales and service fees   $2,610,696,700   $2,579,010,200   $2,488,196,200
Other - net                       3,695,700        4,494,700        3,966,100
                             --------------   ---------------  --------------
                              2,614,392,400    2,583,504,900    2,492,162,300
                             --------------   ---------------   --------------

Cost and Expenses:
Cost of sales                 2,362,355,200     2,333,216,600    2,260,039,400
Operating and administrative    218,610,500       218,342,700      203,943,400
Interest                          8,220,900         8,479,900        7,929,000
                              --------------    --------------   -------------
                              2,589,186,600     2,560,039,200    2,471,911,800
                              --------------    --------------   -------------


Earnings Before Patronage
Dividends                        25,205,800        23,465,700       20,250,250

Patronage Dividends               5,687,000         5,568,300        5,128,500
                              -------------      ------------     ------------
Earnings Before Income Taxes     19,518,800        17,897,400       15,122,000
                              -------------      ------------     ------------

Provision (Credit) for
Income Taxes
  Current-Federal                 7,786,000         5,255,200        7,255,500
         -State                   1,722,300           859,800        1,177,400
  Deferred                       (1,193,100)        1,515,500       (2,333,000)
                               -------------      -----------       ----------
                                  8,315,200         7,630,000        6,099,900
                               -------------      -----------       ----------

Net Earnings                    $11,203,600       $10,267,400       $9,022,100
                               ============       ===========       ==========



CONSOLIDATED BALANCE SHEETS
As of January 3, 1998 and December 28, 1996



Assets                                         1997          1996
                                          -------------   ------------

Current Assets:
  Cash and cash  equivalents              $ 52,366,900  $  40,342,300
  Notes and accounts receivable, less
  allowance for losses, $5,648,700 and
  $6,314,700, respectively                  86,998,500     98,593,300
  Merchandise inventories                  150,898,000    155,562,300
  Prepaid expenses                           5,216,200      2,741,000
  Refundable and future income tax benefits  6,227,800      7,817,400
                                          ------------  -------------
        Total current assets               301,707,400    305,056,300
                                          ------------  -------------

Other Assets:
  Notes receivable, less allowance for
  losses, $5,299,000 and $5,576,000
  respectively                              11,604,600     12,386,600
  Other real estate                          7,152,500      4,439,700
  Goodwill and other assets                 13,696,700     12,100,600
  Deferred income tax benefit                2,848,000      1,922,000
                                          ------------   ------------
      Total other assets                    35,301,800     30,848,900
                                          ------------   ------------
Property and Equipment - At Cost:
  Land                                       5,602,000      5,343,900
  Buildings                                 69,445,600     69,084,600
  Equipment                                115,757,400    101,679,800
  Leasehold improvements                    14,715,100     13,467,600
                                          ------------  -------------
                                           205,520,100    189,575,900

  Less accumulated depreciation
     and amortization                      102,219,500     90,840,100
                                          ------------  -------------
  Property and equipment - net             103,300,600     98,735,800
                                          ------------  -------------

                                         $ 440,309,800  $ 434,641,000
                                         =============  =============

See notes to consolidated financial
statements.



CONSOLIDATED BALANCE SHEETS
As of January 3, 1998 and December 28, 1996


Liabilities and Stockholders' Equity           1997           1996
                                         -------------  -------------

Current Liabilities:
  Current maturities of long-term debt    $ 10,156,800   $ 10,225,800
  Accounts payable                         155,001,500    159,038,100
  Accrued expenses                          50,148,300     44,358,400
  Income taxes                               2,327,100        936,100
                                          ------------  -------------

          Total current liabilities        217,633,700    214,558,400
                                          ------------  -------------
  Long-Term Debt, Less Current Maturities   83,457,800     93,614,600
  Other Liabilities                         16,758,000     16,522,700
                                          ------------  -------------
                  Total liabilities        317,849,500    324,695,700

Commitments and Contingencies (Note 10)

  Redeemable Common Stock                    6,375,300      6,217,100

Stockholders' Equity:
  Common stock
   Voting (Class A)                             15,800         16,300
   Non-voting (Class B)                      1,346,600      1,325,200
                                          ------------  -------------
                 Total common stock          1,362,400      1,341,500

  Patronage dividends payable in
   common stock                              3,738,000      3,779,000
  Additional paid-in capital                28,588,300     24,920,600
  Reinvested earnings                       83,527,500     75,051,100
                                          ------------  -------------
                                           117,216,200    105,092,200
                                          ------------  -------------
Less:
  Treasury stock, at cost                    1,131,200      1,131,200
  Amount related to recording
   minimum pension liability                          0       232,800
                                          ------------- -------------
                                              1,131,200     1,364,000
                                          ------------- -------------
      Total stockholders' equity            116,085,000   103,728,200
                                          ------------- -------------
                                          $ 440,309,800 $ 434,641,000
                                          ============= =============

STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JANUARY 3,  1998, DECEMBER 28, 1996 AND DECEMBER 30, 1995



                                       Common Stock
                            ------------------------------------     Patronage
                                 Class A           Class B           Dividends      Additional
                            ------------------------------------     Payable in      Paid-in     Reinvested
                             Shares   Amount    Shares    Amount     Common Stock    Capital      Earnings
                            -----------------------------------------------------------------------------------

Balance, December 31, 1994   14,000  $17,500  1,082,792  $1,353,500                  $21,741,200   $61,879,600
 Net earnings                                                                                        9,022,100
 Common stock issued            200      200     12,755      16,000                      931,400
 Common stock purchased        (800)  (1,000)   (17,446)    (21,800)                    (384,500)   (1,329,300)
 Redeemable common stock                        (52,204)    (65,300)                  (1,066,000)   (3,313,900)
 Patronage dividends payable
  in common stock                                                     $3,405,000
                             -----------------------------------------------------------------------------------
Balance, December 30, 1995   13,400   16,700  1,025,897   1,282,400    3,405,000      21,222,100    66,258,500
 Net earnings                                                                                       10,267,400
 Common stock issued            600      800     51,806      64,800   (3,405,000)      4,312,900
 Common stock purchased      (1,000)  (1,200)   (10,433)    (13,100)                    (449,200)     (980,300)
 Redeemable common stock                         (7,090)     (8,900)                    (165,200)     (494,500)
 Patronage dividends payable
  in common stock                                                      3,779,000
                             -----------------------------------------------------------------------------------
Balance, December 28, 1996   13,000   16,300  1,060,180   1,325,200    3,779,000      24,920,600    75,051,100
 Net earnings                                                                                       11,203,600
 Common stock issued          1,100    1,400     51,219      64,000   (3,779,000)      4,756,700
 Common stock purchased      (1,500)  (1,900)   (15,539)    (19,400)                    (568,900)   (1,332,200)
 Redeemable common stock                        (18,575)    (23,200)                    (520,100)   (1,395,000)
 Patronage dividends payable
  in common stock                                                      3,738,000
                             -----------------------------------------------------------------------------------
Balance, January 3, 1998     12,600  $15,800  1,077,285  $1,346,600   $3,738,000     $28,588,300   $83,527,500
                             ===================================================================================
Treasury Stock, January 3,
 1998 and December 28, 1996                      13,285  $1,131,200
                                              =====================

See notes to consolidated financial statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS
For the Years Ended January 3, 1998, December 28, 1996, and December 30, 1995

                                           1997          1996          1995
                                       ------------  ------------ -------------
Cash Flows From Operating Activities:
 Net Earnings                          $ 11,203,600  $ 10,267,400 $  9,022,100
 Adjustments to reconcile net earnings
  to net cash flows provided by
  operating  activities:
 Depreciation and amortization           17,132,300    16,326,800   13,594,400
 Allowance for losses                     2,389,100     5,302,600    5,871,500
 Loss (gain) on sale of property
  and equipment                             612,900    (1,233,500)     451,900
 Patronage dividends payable in
  common stock                            3,738,000     3,779,000    3,405,000
(Increase) decrease in operating assets:
 Accounts receivable                      8,975,000    (2,818,400)  (6,768,000)
 Merchandise inventories                  5,808,200    10,319,700   (6,008,400)
 Prepaid expenses                        (2,450,300)    2,453,500      713,500
 Refundable and future income tax
   benefits                               1,589,600       679,400   (2,805,000)
 Other real estate                       (2,712,800)      219,700    1,924,800
 Goodwill and other assets                  (76,500)     (413,400)   1,208,700
 Deferred income tax benefit             (1,087,000)     (860,100)     472,000
 Increase (decrease) in operating
   liabilities:
 Accounts payable                        (4,036,600)   (7,237,800)    (485,400)
 Accrued expenses                         6,092,900     1,470,600    6,060,500
 Income taxes                             1,391,000       864,300   (3,899,600)
 Other liabilities                          235,300       200,200    2,538,200
   Net cash flows provided by operating ------------  -----------  ------------
    activities                           48,804,700    39,320,000   25,296,200
                                        ------------  -----------  ------------
Cash Flows From Investing Activities:
 Capital expenditures                   (22,726,700)  (39,291,800) (24,216,300)
 Proceeds from sale of property
  and equipment                           1,740,200     5,763,400    5,296,500
 Payment for business acquisition net
     of cash acquired                    (3,967,400)  (13,918,700)
 (Increase) decrease in notes receivable  1,059,000     3,927,500   (6,342,800)
  Net cash flows used in investing      ------------  ------------ ------------
  activities                            (23,894,900)  (43,519,600) (25,262,600)
                                        ------------  ------------ ------------
Cash Flows From Financing Activities:
 Proceeds from long-term borrowings                    25,000,000
 Principal payments of long-term debt   (10,156,800)  (10,235,600)  (9,376,500)
 Increase (decrease) in current
  maturities of long-term debt              (69,000)    6,449,300   (1,902,100)
 Proceeds from sale of common stock       1,043,100       973,500      947,600
 Common stock purchased                  (3,702,500)   (4,027,300)  (3,589,400)
 Net cash flows (used in) provided by   ------------  ------------ ------------
   financing activities                 (12,885,200)   18,159,900  (13,920,400)
                                        ------------  ------------ ------------

Net Increase (Decrease) in Cash and
 Cash Equivalents                        12,024,600    13,960,300  (13,886,800)
Cash And Cash Equivalents,
 Beginning of Year                       40,342,300    26,382,000   40,268,800
                                        ------------  ------------ ------------
Cash And Cash Equivalents, End Of Year $ 52,366,900   $40,342,300  $26,382,000
                                       =============  ============ ============
Cash Paid During The Year For:
 Interest                               $ 8,084,600   $ 8,545,900  $ 8,116,000
 Income Taxes                             6,433,100     6,965,100   12,319,000
Supplemental Noncash Financing
 Activities-Patronage Dividends
 Payable in Common Stock                   3,738,000    3,779,000    3,405,000

See notes to consolidated financial statements.




NOTES  To CONSOLIDATED
FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES
Description of business-The Company is primarily engaged in the distribution of food products and related non-food items through retail supermarkets, many of which are owned by stockholder-customers or the Company.

Fiscal year-The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest to December 31. The year ended January 3, 1998 included 53 weeks. The years ended December 28, 1996 and December 30, 1995 included 52 weeks.

Consolidation practice-The financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions are eliminated.

Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents-The Company considers all highly liquid investments, with maturities of three months or less when acquired, to be cash equivalents.

Inventories-Inventories are recorded at the lower of cost, on the first-in, first-out method, or market.

Goodwill and long-lived assets-The excess of cost over the fair value of net assets of businesses acquired (goodwill) is being amortized on a straight-line basis over 20 years. Accumulated amortization at January 3, 1998 and December 28, 1996 was $4,267,800 and $3,517,800, respectively. The
Company periodically evaluates the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company analyzes the future recoverability of the long-lived assets using the related undiscounted future cash flows of the business and recognizes any adjustments to its carrying value on a current basis.

Depreciation-Depreciation and amortization of property and equipment are computed primarily on the straight-line method over their estimated useful lives, which are generally thirty-one years for buildings, three to ten years for equipment and five to twenty years for leasehold improvements. Equipment under capitalized leases is amortized over the terms of the respective leases.

Closed facilities reserve-When a facility is closed the remaining investment, net of expected salvage value, is expensed. For properties under lease agreements, the present value of any remaining future liability under the lease, net of expected sublease recovery, is also expensed. The amounts charged to operations in 1997, 1996 and 1995 for the present value of these remaining future liabilities were not significant.

Income Taxes-The Company provides income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

New accounting pronouncement-In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement is effective for fiscal 1998. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will not have a material impact on the Company's Consolidated Financial Statements.

2. ACQUISITIONS
On September 15, 1997, The Company purchased a grocery retailer for $3,967,400 in cash. On June 22, 1996, the Company purchased all of the outstanding stock of a grocery retailer for $13,918,700 in cash. The acquisitions have been accounted for as purchases and the results of operations have been included in the Consolidated Financial Statements since the dates of acquisition. On an unaudited pro-forma basis, the effect of the acquisitions was not significant to the Company's 1997 and 1996 results of operations.

3. PATRONAGE DIVIDENDS
The Company's By-Laws require that for each of the last three fiscal years, to the extent permitted by the Internal Revenue Code, patronage dividends are to be paid out of earnings from business done with stockholder-customers in an amount which will reduce the net earnings of the Company to an amount which will result in a 10% increase in the book value of its common stock. The dividends are payable at least 20% in cash and the remainder in Class B common stock. Dividends for the years ended January 3, 1998, December 28, 1996 and December 30, 1995 were payable 30% in cash.

4. NOTES AND ACCOUNTS RECEIVABLE
The Company extends long-term credit to certain independent retailers it serves to be used primarily for store expansion or improvements. Loans to independent retailers are primarily collateralized by the retailer's inventory, equipment, personal assets and pledges of Company stock. Interest rates are generally in excess of the prime rate and terms of the notes are up to 15 years. Included in current notes and accounts receivable are amounts due within one year totalling $7,523,400 and $10,190,000 at January 3, 1998 and December 28, 1996, respectively. The Company is exposed to credit risk with respect to accounts receivable, although it is generally limited due to short payment terms. The Company continually monitors its receivables with customers by reviewing, among other things, credit terms, collateral and guarantees.

5. LONG-TERM DEBT
Long-term debt, exclusive of current maturities, consists of the following at the respective year-ends:



    Senior notes payable               1997         1996
9.26% due 1999 to 2001             $7,500,000    $10,000,000
7.57% to 8.26% due 1999 to 2008    18,500,000     19,700,000
6.94% due 1999 to 2003             32,142,900     38,571,400
7.86% due 2000 to 2006             25,000,000     25,000,000
Other long-term debt                  314,900        343,200
           Total                  $83,457,800    $93,614,600




At January 3, 1998, $60,000,000 was available to the Company under its revolving credit agreements, all of which was unused. The loan agreements include, among other provisions, minimum working capital and net worth requirements and limit stock repurchases and total debt outstanding.

Repayment of principal on long-term debt outstanding is as follows:
1998           $10,156,800
1999            10,159,700
2000            24,734,400
2001            13,738,000
2002            11,242,000
Thereafter      23,583,700

6. FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company's financial instruments, as defined in Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," consist primarily of accounts and notes receivable, accounts payable, notes payable and long-term debt. The carrying amounts for accounts and notes receivable and accounts payable and notes payable approximate their fair values. Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of long-term debt, including current maturities, is approximately $93,460,000 and $102,750,000 as of January 3, 1998 and December 28, 1996, respectively.



NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Continued
7. STOCKHOLDERS' EQUITY
The authorized capital stock of the Company is 60,000 shares of Class A common stock and 2,400,000 shares of Class B common stock with a par value of $1.25 a share. Inactive customers are required to exchange Class A voting stock held for Class B non-voting stock.

The issuance and redemption of common stock is based on the book value thereof as of the preceding year end. The year-end book value was $104.35, $94.30 and $85.15 for 1997, 1996 and 1995, respectively. The Company is obligated, upon request, to repurchase common stock held by inactive customers or employees. The amount available for such repurchases in any year is subject to limitations under certain loan agreements.

Class B common stock which is subject to redemption is reflected outside of stockholdersO equity. Redeemable common stock is held by inactive customers and former employees. As of January 3, 1998 and December 28, 1996, 61,095 and 65,929 shares, respectively, were subject to redemption. The Class B common stock subject to redemption is payable over a five year period based upon the book value at the preceding fiscal year end. The Company expects to repurchase shares of 20,779, 16,604, 14,719, 5,178 and 3,815 in 1998, 1999, 2000, 2001 and 2002, respectively.

In conjunction with the 1996 acquisition discussed in Note 2, 13,285 shares of Class B common stock were owned by the acquired Company. The fair market value of the shares as of June 22, 1996 acquisition date has been reflected in the Consolidated Balance Sheet as treasury stock.

Effective November 1991, the Board of Directors adopted the 1991 Stock Incentive Plan (the "Plan") under which up to 75,000 shares of Class B common stock may be issued pursuant to the exercise of stock options. The Plan also authorizes the grant of up to 25,000 stock appreciation rights ("SARs"). Options and SARs may be granted to senior executives and key employees of the Company by the Executive Compensation Committee of the Board of Directors. No options or SARs may be granted under the Plan after November 30, 2001.

Option and SAR transactions are as follows:

                                                                    Options
                                                                    Weighted
                                                                    Average
                                   Options  SARS      Price         Price
                                  -------- ------  --------------  ----------
Outstanding, December 31, 1994     39,500  18,500   $53.10-$65.10   $57.80
  Granted                           9,500   4,500       77.40        77.40
  Exercised                        (3,400) (1,550)   53.10-65.10     60.82
  Cancelled                        (2,000) (2,350)   53.10-65.10     54.80
                                   ------  -------  --------------
Outstanding, December 30, 1995     43,600  19,100    53.10-77.40     61.97
  Exercised                        (1,600) (2,226)   53.10-77.40     68.29
  Cancelled                          (500)   (834       77.40        77.40
                                   ------- -------  -------------
Outstanding, December 28, 1996     41,500  16,000    53.10-77.40     61.54
  Granted                           4,300   4,200       94.30        94.30
                                   ------- -------  -------------
Outstanding January 3, 1998        45,800  20,200   $53.10-$94.30    64.62
                                   ======= =======  ==============
Exercisable at January 3, 1998     39,880  13,347   $53.10-$94.30    62.97
                                   ======= =======  ==============
Available for grant after January
3, 1998                             5,200     984
                                   =======  ======
The following table summarizes information concerning outstanding and excercisable options:



                 Stock Options Outstanding      Stock Options
                                                 Exercisable
                         Weighted
                          Average     Weighted              Weighted
                Number   Remaining    Average    Number      Average
                  Of     Contractual  Exercise     Of       Exercise
Exercise Price  Shares     Life         Price    Shares       Price
$50.00-65.00     24,500        4.3    $55.06      22,250      $54.99
$65.01-80.00     17,000        6.9     70.89      16,200       71.17
$80.01-95.00      4,300        9.3     94.30       1,430       94.30
                -----------------------------------------------------
                 45,800               $64.62      39,880      $62.97
               =======================================================
Options granted become exercisable based on the vesting rate which ranges from 20% at the date of grant to 100% eight years from the date of grant. SAR holders are entitled, upon exercise of a SAR, to receive cash in an amount equal to the excess of the book value per share of the Company's common stock as of the last day of the Company's fiscal year immediately preceding the date the SAR is exercised over the base price of the SAR. SARs granted become exercisable based on the vesting rate which ranges from 20% on the last day of the fiscal year of the grant to 100% eight years from the last day of the fiscal year of the grant. Compensation expense was not material in 1997, 1996 and 1995. In the event of a change in control of the Company, all options and SARs previously granted and not exercised, become exercisable.
The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Compensation expense was immaterial for 1997, 1996 and 1995. If the Company had elected to recognize compensation cost for the Plan based on the fair value of the options at the grant dates, consistent with the method prescribed by SFAS No. 123, the decrease in 1997, 1996 and 1995 net earnings would have been less than $60,000.

8. EMPLOYEE BENEFIT PLANS
Substantially all non-union employees of the Company and employees of its subsidiaries are covered by defined benefit pension plans. Benefits are based on either years of service and the employee's highest compensation during five of the most recent ten years of employment or on stated amounts for each year of service. The Company intends to annually contribute only the minimum contributions required by applicable regulations.

The following sets forth the funded status of the plans at January 3, 1998 and December 28, 1996:




                                         1997                   1996
                                ----------------------  ---------------------
                                  Assets   Accumulated   Assets   Accumulated
                                  Exceed    Benefits     Exceed     Benefits
                               Accumulated   Exceed   Accumulated    Exceed
Actuarial present value of:     Benefits     Assets     Benefits     Assets
-----------------------------   --------- -----------  -----------  ----------
 Vested benefit obligation       $601,800 $35,961,300  $25,136,600  $5,211,100
                                 ======== ===========  ===========  ==========
 Accumulated benefit obligatio   $601,800 $38,625,300  $27,197,200  $5,347,300
                                 ======== ===========  ===========  ==========
 Projected benefit obligation    $601,800 $45,291,500  $32,399,900  $5,347,300
Plan assets (primarily listed
stocks and bonds)at market value  636,600  36,994,500   28,647,200   4,630,600
                                 -------- -----------  -----------  ----------
Projected benefit obligation
less than or (in excess of)
plan assets                        34,800  (8,297,000)  (3,752,700)   (716,700)
Unrecognized net loss               7,600   4,832,800      907,600     333,900
Prior service cost not yet
recognized in net periodic
pension cost                                  288,000      240,100      83,800
Unrecognized net asset                       (721,400)    (776,500)   (118,900)
Adjustment required to
recognize minimum liability                                           (393,900)
                                 --------  -----------  ------------  ---------
Accrued pension cost              $42,400 $(3,897,600  $(3,381,500)  $(811,800)
                                 ======== ============ ============= ==========

The assumptions used in the accounting were as follows:

                                          1997    1996    1995
Discount Rate                              7.25%  7.75%    7.75%
Rate of increase in compensation levels    4.00%  4.00%    4.00%
Expected long-term rate of return of       9.00%  9.00%    9.00%
assets

The changes in the discount rate in 1997 resulted in a $3,534,500 increase in the projected benefit obligation in 1997 and is expected to result in an increase in the 1998 pension expense of approximately $270,000. In accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company has recorded a minimum liability of which $232,800, net of income taxes, is reflected as a reduction of stockholders' equity in 1996.
Net pension cost for the foregoing defined benefit plans includes the following components:


                                                  1997      1996       1995
Service cost benefits earned during the year  $2,238,700 $2,155,300  $1,652,800
Interest on projected benefit obliation        2,937,100  2,608,900   2,191,100
Actual return on plan assets                  (3,916,700)(3,361,100) (4,424,500)
Net amortization and deferral                    785,500    575,600   1,989,200
                                              ----------------------------------
Net pension cost                              $2,044,600 $1,978,700  $1,408,600
                                              ==================================



The Company and its subsidiaries also participate in various multi-employer plans which provide defined benefits to employees under collective bargaining agreements. Amounts charged to pension expense for such plans were $4,530,300, $4,296,100 and $3,611,600 in 1997, 1996 and 1995
respectively.   Also, the Company has a defined contribution plan covering substantially all salaried and hourly employees not covered by a collective bargaining agreement. Total expense for the plan amounted to $858,400, $556,600 and $541,500 in 1997, 1996 and 1995, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
Continued

9. INCOME TAXES
Federal income tax at the statutory rates of 35% in 1997, 1996 and 1995 and income tax expense as reported, are reconciled as follows:



                                            1997       1996         1995
Federal income tax at statutory rates    $6,831,600  $6,264,100  $5,292,700
State income taxes, net of federal tax
  tax benefits                            1,119,500     930,700     765,300
Other - net                                 364,100     435,200      41,900
                                         ----------- ----------- -----------
Income tax expense                       $8,315,200  $7,630,000  $6,099,900
                                         =========== =========== ===========


The approximate tax effects of temporary differences at January 3, 1998 and December 28, 1996 are as follows:








                                              1997                                   1996
                                  ------------------------------      --------------------------------------
                                  Assets     Liabilities    Total      Assets      Liabilities      Total
Allowance for doubtful accounts  $ 1,057,000              $1,057,000   $ 1,285,000               $1,285,000
Inventories                                  $(1,264,200) (1,264,200)              $(1,314,200)  (1,314,200)
Employee benefits                  5,213,000               5,213,000     4,225,000                4,225,000
Accrued expenses not currently
 deductable                        1,222,000               1,222,000     1,926,000                1,926,000
                                  ----------  ------------ ----------   ----------- ------------  ----------
Current                            7,492,000   (1,264,200) 6,227,800     7,436,000  (1,314,200)   6,121,800
                                  ----------- ------------ ----------   ----------  ------------  -----------
Allowance for doubtful accounts    2,142,000               2,142,000     2,254,000                2,254,000
Depreciation and amortization                 (6,773,000) (6,773,000)               (6,989,000)  (6,989,000)
Employee benefits                  4,115,000               4,115,000     3,971,000                3,971,000
Accrued expenses not currently
 deductable                        3,583,000               3,583,000     2,906,000                2,906,000
Other                                           (219,000)   (219,000)                 (220,000)    (220,000)
                                 -----------  ------------ ----------   -----------  ------------ -----------
Noncurrent                         9,840,000  (6,992,000)  2,848,000     9,131,000  (7,209,000)   1,922,000
                                ------------  ------------ ----------   -----------  ------------ -----------
Total                            $17,332,000 $(8,256,200) $9,075,800   $16,567,000 $(8,523,200)  $8,043,800
                                 =========== ============ ==========   =========== ============  ===========


10. LEASE OBLIGATIONS AND CONTINGENT LIABILITIES
Rental payments and related subleasing rentals under operating leases are as follows:



                     Rental Payments
                 ----------------------    Subleasing
                 Minimum     Contingent     Rentals
1995            $35,264,400    $422,900   $22,045,500
1996             31,711,700     486,600    21,628,300
1997             28,625,700     406,600    21,249,900


Contingent rentals may be paid under certain store leases on the basis of the store's sales in excess of stipulated amounts.

Future minimum rental payments under long-term operating leases are as follows at January 3, 1998:


1998                                               $31,323,600
1999                                                30,275,500
2000                                                29,200,600
2001                                                27,635,600
2002                                                27,072,100
Thereafter                                         191,451,000
Total                                             $336,958,400


Total minimum rentals to be received in the future under non-cancelable subleases as of January 3, 1998 are $251,371,000.

The Company has guaranteed customer bank loans and customer leases amounting to $480,000 and $756,900, respectively, at January 3, 1998.

The Company is involved in various claims and litigation arising in the normal course of business. In the opinion of management, the ultimate resolution of these actions will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

11. EARNINGS PER SHARE
Earnings per share are not presented because they are not deemed meaningful. See Notes 3 and 7 relating to patronage dividends and common stock repurchase requirements.


                                                          Exhibit A
                          ROUNDY'S, INC.
                      Subscription Agreement

     The undersigned customer/employee/director of Roundy's, Inc.
("Roundy's") hereby subscribes for and agrees to purchase _______ shares of Class A Common Stock and/or ______ shares of Class B
Common Stock of Roundy's, at the price per share set forth below, being equal to the Book Value per share of such Common Stock as of the close of the most recently ended fiscal year of Roundy's, as determined by Roundy's audited financial statements and adjusted for subsequent stock dividends and stock splits. The undersigned acknowledges receipt of a Prospectus dated ______________, 19__ relating to Roundy's offer of the Class A or Class B Common Stock subscribed for hereby.

     The undersigned represents that the undersigned is purchasing such securities for the undersigned's own account, for investment only and not for resale or distribution. The undersigned further acknowledges and understands that in no event may the Class A nor Class B Common Stock be pledged, transferred or hypothecated without Roundy's prior written consent. The undersigned acknowledges and agrees to be bound by the provisions of Section
7.11 of Roundy's By-Laws (as the same may be amended and in effect from time to time) imposing limitations on the ownership of Roundy's Class A Common Stock and providing for the conversion of shares of Class A Common Stock into shares of Class B Common Stock, upon the occurrence of a "Customer/Shareholder Termination" as that term is defined in Roundy's By-Laws.

     This paragraph applies only to subscriptions by customers with a Buying Deposit Deficit: The shares purchased hereby shall become a part of the undersigned's Buying Deposit pursuant to the Buying
Deposit Agreement previously entered into by the undersigned for the Store Location (Customer Number) set forth below. If so indicated below, the undersigned hereby directs Roundy's to apply the amount set forth below, from funds previously deposited by the undersigned with Roundy's, against the subscription price provided for herein.

     Roundy's, by accepting this Subscription Agreement, agrees to be bound by the Statement of Policy Regarding Repurchase of Stock
set forth as Exhibit D to Roundy's Prospectus, as such Statement of
Policy may be amended from time to time.
                                 _________________________________
                                 Legal Name of Subscriber
Applicable Federal
Identification or                By_______________________________
Social Security Number
                                 _________________________________
                                 (Name)                     (Title)
Date:______________, _____       Customer Number _________
                                  (If applicable)
                                 Mailing Address:
                                 ________________________________
                                 City ___________________________
                                 State __________________Zip_____

Price per Share:                             $___________________
Total Subscription Price:                    $___________________
Amount to be applied from funds on deposits: $___________________
Cash remitted with this Subscription Agreement:
$___________________

Agreement Accepted:
Roundy's, Inc.
By:________________________________
Date:_____________________________


                                A-1
                                                          Exhibit B

                          ROUNDY'S, INC.
                     Buying Deposit Agreement


     The undersigned customer of Roundy's, Inc. ("Roundy's") hereby agrees to establish a Buying Deposit with Roundy's in the total amount set forth below, and to make monthly installment payments of such Buying Deposit to Roundy's as set forth below. The amount of the Buying Deposit has been computed as an amount equal to the estimated amount of purchases by the undersigned from Roundy's, with respect to the store location identified below ("Store
Location") over a two week period, with a minimum amount of $20,000. The total Buying Deposit will be established by periodic payments to be made by the undersigned to Roundy's in accordance with the amortization schedule set forth below. It is understood that Roundy's shall have the right to increase the amount of the Buying Deposit at any time, in which event the amortization schedule set forth below shall be adjusted accordingly.

     To fulfill its obligation to establish such Buying Deposit, the undersigned may from time to time subscribe for and purchase shares of Roundy's Class A and/or Class B Common Stock pursuant to
Roundy's Policy Regarding Issuance and Sales of Roundy's Stock
(adopted December 7, 1993; effective January 1, 1994, as amended)
(a copy of which the undersigned acknowledges having received as an exhibit to the Prospectus dated _______, _____ for Roundy's Common
Stock (the "Prospectus"), which has been provided to the undersigned). The undersigned acknowledges that such Policy may be amended, modified, suspended or terminated at any time and from time to time in the discretion of Roundy's Board of Directors, and that by accepting this Buying Deposit Agreement, Roundy's has not undertaken any obligation to issue or sell any shares of its stock to the undersigned except to the extent provided in such Policy, as the same may exist and be in effect from time to time.

     Installment payments made to Roundy's from time to time will be retained by Roundy's as a part of the undersigned's Buying
Deposit, and will be applied to the undersigned's purchase of shares of Roundy's Common Stock only at such times and in such amounts as the undersigned may designate (subject to the preceding paragraph and the Policy described therein) pursuant to a subscription agreement executed by the undersigned in the form attached hereto.

     Roundy's, by accepting this Buying Deposit Agreement, agrees to be bound by the Statement of Policy Regarding Repurchase of Stock set forth as Exhibit D to the Prospectus, as such Statement of Policy may be amended from time to time.

     The undersigned understands that patronage dividends, if any, paid to the undersigned in Class B Common Stock from and after the date hereof, until the Buying Deposit is satisfied, will be credited against the installment payments of the undersigned's
Buying Deposit in the inverse order of the due dates of such installments, at a price per share equal to the Book Value of such shares as of the fiscal year-end immediately preceding the date of their issuance.

     Upon termination of the customer status of the undersigned with Roundy's for any reason or if the undersigned at any time shall not have made payments due from it to Roundy's in the manner and within the time limits established by Roundy's, Roundy's shall have the right to reimburse itself out of the undersigned's Buying
Deposit for any amounts owed to Roundy's by the undersigned.


                                A-2

                                                          Exhibit B


     If the undersigned has previously entered into any prior
Buying Deposit Agreement(s) for the Store Location, this Buying
Deposit Agreement supersedes and cancels such prior Agreement(s) in their entirety.


_______________________          ________________________________
Applicable Federal               Legal Name of Subscriber
Identification or
Social Security Number           By______________________________

                                 ________________________________
                                 (Name)                   (Title)


Date:__________________, _____   Customer Number

                                 Mailing Address:

                                 ________________________________

                                 City ___________________________

                                 State___________________________

                                       Zip Code __________________


           BUYING DEPOSIT - MONTHLY INSTALLMENT PAYMENTS


1.   Total Buying Deposit          _______________________

2.   Less down payment             _______________________

3.   Balance to be amortized       _______________________

4.   Estimated weekly retail sales _______________________


                    Check          Monthly Buying Deposit
Installment
Weekly Retail Sales  One             1st Year       2nd Year   3rd
Year
$ 40,000 - $100,000 _____              $  300         $  400
$  500
$100,000 - $200,000 _____                 750            900
1,050
Over $200,000       _____               1,000          1,250
1,500

Payment beginning (nearest 15th day of month following down payment)

Approved:_____________________________________________
Retail Counselor, Roundy's, Inc.

Accepted:_____________________________________________
Sales Manager, Roundy's, Inc.






                                A-3

                                                          Exhibit C


Article V of By-Laws of Roundy's, Inc., as amended by the Board of Directors on February 24, 1998


                            FISCAL YEAR
                 ACCOUNTING AND PATRONAGE REBATES


     The corporation is obligated to its Common stockholders on a patronage basis or bases for all amounts received by it resulting from sales to them as defined and limited herein.

     5.1 Patronage Dividends. Patronage dividends shall accrue to Class A Common shareholders of the corporation out of net earnings from business done with such shareholders and shall be determined and distributed for each fiscal year pursuant to existing provisions of the Internal Revenue Code; provided further that patronage dividends of the corporation will be determined on the basis of the net sales of the corporation to each Class A Common shareholder and paid in an amount which will reduce net income of the corporation to such amount as will result in an increase of eight percent (8%) in the net book value (as determined by the corporation's independent certified public accountants) of the corporation's outstanding shares as of the close of such fiscal year. The computation of the amount of patronage dividends payable to Class A Common shareholders shall be made after the determination of patronage dividends payable to non-shareholder customers.

     5.2 Determination of Patronage Dividends. Patronage dividends shall be determined from the records of the corporation as soon as practicable after the close of the corporation's fiscal year, and the Class A Common stockholders shall be promptly advised of the amount of their respective patronage dividend and the method of payment of such patronage dividend.

     5.3  Consent.  Each person who hereafter becomes a Class A
Common stockholder of this corporation and each Class A Common stockholder of this corporation on the effective date of this By-
Law who continues as a Class A Common stockholder after such date shall, by such act alone, consent that the amount of any distributions with respect to his patronage occurring after January
3, 1976 which are made in written notices of allocation (as defined in Section 1388 of the Internal Revenue Code) and which are received by him from the corporation, will be taken into account by him at their stated dollar amounts in the manner provided in
Section 1385(a) of the Internal Revenue Code in the taxable year in which such written notices of allocation are received by him.

     5.4  Payment of Patronage Dividends.

         (a) Patronage dividends are payable in the fiscal year following the fiscal year in which accrued, in money, qualified written notices of allocation (as defined by the Internal Revenue
Code) or other property (except non-qualified written notices of allocation as defined by the Internal Revenue Code) provided, however, that at least twenty percent (20%) of the amount of a patronage dividend shall be paid in money or by qualified check as defined by the Internal Revenue Code.






                                A-4




     5.5  Corporate Accounting and Fiscal Year.

         (a) The accounts of the corporation shall be kept on the accrual basis and reflect assets, liabilities, stockholders' equities and operations in accordance with generally accepted accounting principles.

         (b)  The fiscal year of the corporation shall be on a 52-
53 week basis ending on the Saturday nearest to December 31st as that method permits.

     5.6 Patronage Dividends to Nonstockholders. The corporation may, in its sole discretion, enter into written agreements obligating itself to pay patronage dividends to nonstockholder-customers.














































                                A-5
                                                          Exhibit D

       ROUNDY'S, INC. POLICY RELATING TO REDEMPTION OF STOCK
      BY INACTIVE CUSTOMER SHAREHOLDERS AND FORMER EMPLOYEES

                             ARTICLE 1
                Repurchase of Shares by Corporation

     1.01 Agreement to Repurchase. Upon the terms and subject to the conditions set forth in this Policy (including the applicable provisions of Articles 2 and 3, below), the Corporation shall be obligated to repurchase its shares of Class A Common Stock and Class B Common Stock after proper request by the holder thereof, or his or its legal representative, at any time after the occurrence of a Customer/ Shareholder Termination with respect to such stock or an Employee/ Shareholder Termination with respect to such holder.

     1.02 Repurchase in Increments. The Corporation's obligation to repurchase stock shall accrue, subject to the other terms and conditions of this Policy, in annual 20% increments during the five year period beginning on the Repurchase Request Date with respect to such stock. Beginning on the first anniversary date of the Repurchase Request Date, the Corporation shall become obligated to purchase in accordance herewith 20% of the aggregate number of shares of Class A and Class B Common Stock as to which a proper repurchase request has been received. Such percentage shall be increased to 40% on the second anniversary date of the Repurchase
Request Date, 60% on the third anniversary date, 80% on the fourth anniversary date and 100% on the fifth anniversary date of the Repurchase Request Date. Regardless of the foregoing, in the event that a Customer/Shareholder Termination or an Employee/Shareholder
Termination occurs as a result of the death of the shareholder and the estate of such shareholder specifically so elects by written notice to the Secretary of the Corporation within 180 days thereafter, the repurchase of not more than the first $50,000 in value of stock shall be accelerated to the date 180 days after receipt by the Secretary of such written election. Each share shall continue to be outstanding for all purposes until actually repurchased.

     1.03 Calculation of Repurchase Price. The repurchase price for each share of stock of the Corporation shall be the Book Value of such share at the date of repurchase.

     1.04 Form of Repurchase Request. A proper repurchase request for purposes hereof shall consist of a written notification to the Secretary of the Corporation specifying the number of shares to be repurchased, the reason for such repurchase request, and the date or dates on which a Customer/Shareholder Termination or Employee/Shareholder Termination occurred with respect to the stock covered by such repurchase request. Such repurchase request must be made in accordance with the procedures specified in Section
2.02, below.

     1.05  Acknowledgment By Corporation of Repurchase Request.
Subject to the conditions set forth in the Policy (including the applicable provisions of Articles 2 and 3, below), the Secretary shall promptly acknowledge in writing receipt of a repurchase request. Such acknowledgment shall set forth, among other things, the Repurchase Target Dates with respect to the shares covered by the repurchase request and the Book Value of the shares at the Repurchase Request Date, and shall enumerate such documents and instruments as may be reasonably required to be delivered to assure the Secretary that the Corporation will receive unencumbered title to the shares to be repurchased.
Neither such acknowledgment nor any other communication made by the Corporation pursuant to this Policy shall be deemed to be an agreement to purchase shares for purposes of this Policy, except subject to all the terms and conditions hereof. After such acknowledgment has been given by the Secretary, a stock repurchase request shall be irrevocable except with the written consent of the Board of Directors.
                                A-6



     1.06 Payment of Repurchase Price. Subject to the terms and conditions of this Policy, the Corporation shall repurchase shares subject to a proper repurchase request by payment of the full purchase price in cash or by check within 10 days after the later of the Repurchase Target Date or the date on which the appropriate stock certificates have been received, in negotiable form, together with any such other documents or instruments as the Secretary shall have requested in its acknowledgment notice given under Section
1.05, all in form reasonably acceptable to the Secretary; provided, however, that in no event shall the Corporation be obligated to repurchase shares within 90 days after the end of its fiscal year.
By mutual agreement of the Corporation and the shareholder, such shares may be repurchased at any time prior to the Repurchase
Target Date, but only if no other shareholder has been assigned an earlier Repurchase Target Date and such shares have not yet been actually repurchased.

     1.07  Limitation on Corporation's Obligation to Repurchase.
The Corporation's obligation to repurchase shares hereunder is subject to (i) all restrictions which may be imposed by applicable law from time to time, and (ii) the limitations (if any) on repurchases of shares contained in any lending or other agreements of the Corporation in force from time to time. In the event the Corporation is precluded during a given period of time from repurchasing shares which are the subject of a repurchase request because of such limitations or if required repurchases are delayed for any other reason (in either case, a "Suspension"), repurchases shall be resumed promptly thereafter in the order of the Repurchase
Target Dates which occurred during the period of the Suspension, regardless of the dates the repurchase requests were received and such suspended repurchases shall be made prior to repurchases becoming due on any subsequent Repurchase Target Date.
Notwithstanding the foregoing provisions, stock having a repurchase price of not in excess of $50,000 per shareholder may, in the sole discretion of the Corporation, be repurchased on an accelerated basis in cases of demonstrated hardship.

     1.08  Authority Reserved.

          (a) No provision of this Policy shall be construed as limiting the Corporation's authority to repurchase outstanding shares of its stock at the discretion of the Board of Directors or the officers on any other terms at any time; provided however, that no such discretionary purchases shall occur if a Repurchase Target
Date has passed with respect to shares required to be repurchased under this Policy and such shares have not yet been repurchased.

          (b) No provision of this Policy shall be construed as limiting the authority of the Board of Directors to amend, revise or rescind this Policy. This Policy does not create, and should not be understood as creating, any vested rights or contractual obligations of the Corporation except, and only to the extent, that no amendment, revision or rescission shall reduce the Repurchase
Price payable by the Corporation for shares with respect to which the Repurchase Request Date precedes the date of the resolution of the Board of Directors effecting such amendment, revision or rescission.

     1.09 Adjustments. For all purposes hereof, in the event of a stock split or similar capital change (excluding regular stock issu ances associated with the Corporation's patronage dividends), equitable adjustment will be made to the number of shares to be repurchased and the repurchase price.






                                A-7


                             ARTICLE 2
          Additional Conditions to Repurchase Obligations


     2.01  Notification to Corporation of Certain Termination
Events. Each shareholder (or his or its legal representative) shall, as soon as possible after the occurrence of a Customer/Shareholder Termination or an Employee/Shareholder
Termination (occurring otherwise than as a result of the death or retirement of the employee), give written notice of the same to the Secretary of the Corporation, stating the nature and date of such event. If it shall come to the attention of the Corporation that such an event has occurred and no such notice has been received, the Secretary shall give written notice of the same to the record holder of such shares. Any determination so made in good faith by the Corporation, including any determination as to the date upon which a retail food store became or ceased to be an Active
Customer, or upon which a Customer/Shareholder Termination or an Employee/Shareholder Termination occurred, shall be final and binding on all persons.

     2.02 Timing of Repurchase Requests. Requests by shareholders to have their shares of stock redeemed or repurchased pursuant to this policy will be accepted by the Corporation when made in accordance with the following procedures:

          (a) When Repurchase Requests May Be Made. Requests by a shareholder to have its stock repurchased or redeemed will be accepted only if made during one of three (3) "window" periods each year -- after the first, second and third fiscal quarters of the Corporation, consisting of the last two weeks of May, August and November, respectively. These "window" periods are subject to closure or modification by management or the Board of Directors of the Corporation if, in the best judgment of management or the Board, it would be inappropriate for the Corporation to be engaged in the purchase or sale of its shares at such time. Requests for redemption will be deemed to have been duly made during these periods if they are received in writing at the Corporation's
Pewaukee office during the window period or, if received thereafter, if they were postmarked during the window period.

          (b)  Authority Of The Board To Suspend Or Deviate From
These Requirements. The Board of Directors reserves at all times the authority to alter, suspend or deviate from the requirements of this Section 2.02, in its discretion, to the extent it determines such action to be appropriate.

          (c) Effective Date. The provisions of this Section 2.02 will be effective commencing January 1, 1994.

     2.03  Limitations on Ownership of Class A Common Stock.

          (a) No person may directly or indirectly beneficially own shares of Class A Common Stock except a Person who or which directly or indirectly owns an Active Customer or the trustees of a voting trust formed by and for the benefit of such Persons. No
Person may directly or indirectly beneficially own more than 100 shares of Class A Common Stock, except that (i) a Person owning and operating (or controlling) more than one Active Customer at different locations may own not more than 100 shares of Class A
Common Stock for each such Active Customer, and (ii) the trustees of a voting trust as set forth in the preceding sentence may be the record holders of such number of shares as may be owned in the aggregate by the depositors thereof.




                                A-8



          (b) Any holder of shares of Class A Common Stock shall immediately present his or its certificate(s) representing the same to the Secretary of the Corporation, in negotiable form, upon the occurrence of a Customer/Shareholder Termination with respect to an Active Customer owned and operated (or controlled) by such shareholder.

In the event such shareholder has theretofore owned more than 100 shares of Class A Common Stock, there shall be presented to the Corporation 100 of such shares for each such Active Customer as to which a Customer/ Shareholder Termination has occurred. Upon receipt of such certificate(s), the Corporation shall issue to and in the name of the record holder thereof a replacement certificate for a like number of shares of Class B Common Stock. In the event any holder shall fail to surrender such certificates to the Corporation within thirty (30) days after the Customer/Shareholder Termination, the Corporation may, at any time thereafter, by written notice to the record holder thereof, deem such shares of Class A Common Stock to have been converted into a like number of shares of Class B Common
Stock; and thereafter, such shares of Class A Common Stock shall not be deemed outstanding for any purpose and the certificate(s) therefor shall evidence only the right to receive a certificate representing a like number of shares of Class B Common Stock upon proper presentation to the Corporation in negotiable form. The obligations of a shareholder hereunder to surrender and exchange shares of Class A Common Stock shall be binding upon the legal representatives or successors or such shareholder, any purported transferee, and any nominee or trustee of a voting trust holding shares of Class A Common Stock for the benefit of such shareholder, upon notice from the Corporation or otherwise that a Customer/Shareholder Termination has occurred.
































                                A-9



                             ARTICLE 3
                          Effective Date


     3.01  Effective Date.  The repurchase provisions set forth in
Article 1 of this Policy shall not apply to shares as to which repurchase requests have been filed before January 1, 1991, provided, however, that if the second, third, fourth or fifth anniversary dates of a Repurchase Request Date occur on or after January 1, 1991, the repurchase provisions set forth in Article 1 shall apply to the 20% increments which would be purchased on such anniversary dates as if this Policy had been in effect on the Repurchase Request Date.

     3.02  Applicability.

          (a) The repurchase provisions set forth in Article 1 of this Policy shall not apply:

               (1) With respect to the shares owned by any person who directly, indirectly or beneficially owns shares of Class A
Common Stock in violation of the limitations on ownership contained in Section 2.02(a), above (the "Ownership Limitation") if the shares of Class A Common Stock are determined by the Corporation to have been held in violation of such Ownership Limitations for a period of ninety (90) days or more.
               (2) With respect to any shares owned by any person who is a Claimant, as defined herein.

         (b) In the event that a shareholder who filed a repurchase request on or after January 1, 1991, subsequently becomes subject to the provisions contained in Sections 3.02(a)(1) or (2), the Corporation shall be under no obligation at any time thereafter to repurchase (or continue to repurchase, if the repurchase in increments had already commenced) any shares from such shareholder.



























                               A-10


                             ARTICLE 4
                            Definitions


     4.01  Whenever used in this Policy;

         (a) "Active Customer" means a retail food store whose principal source of supply is purchases from the Corporation.

         (b) "Book Value" at any given date means the Book Value of a share of Common Stock (determined according to the annual financial statements prepared by the Corporation, as audited and certified by the Corporation's independent auditors) as of the end of the fiscal year immediately preceding the fiscal year in which such date occurs.

          (c) "Claimant" means any shareholder of the Corporation who has asserted and not irrevocably withdrawn such assertion or is otherwise then asserting (in or in anticipation of any litigation or other proceeding) a challenge (1) to the authority of the Corporation or its Board of Directors to adopt any pending
Redemption Policy or to have adopted the then current Redemption
Policy or any prior Redemption Policy or to amend or revise any of the same or (2) to the enforceability or validity or the Corporation's interpretation or application of any provision of the then current or any prior Redemption Policy.

         (d) "Customer/Shareholder Termination" occurs whenever an Active Customer owned and operated (or controlled) by a shareholder of the Corporation either (A) ceases to be an Active Customer, or
(B) ceases to be owned and operated (or controlled) by such shareholder, whether by reason of the death, adjudication of incompetency or complete retirement from business by reason of age or disability of such shareholder (if an individual), the dissolution or termination of such shareholder (if a Person other than an individual), adjudication in bankruptcy, transfer of the Active Customer or the entity owning or controlling it, or otherwise. In the event the above shall occur with respect to one or more but not all Active Customers owned and operated (or controlled) by a single shareholder of the Corporation, a Customer/Shareholder Termination shall be deemed to have occurred with respect to that fraction of each class of Common Stock owned by such shareholder as is equal to the fraction produced by dividing the number of Active Customers owned and operated (or controlled) by such shareholder after such event(s) by the number of Active Customers so owned and operated (or controlled) immediately before such event(s).

         (e) "Employee/Shareholder Termination" occurs, with respect to a shareholder who is an employee of the Corporation, upon the cessation of such person's employment relationship with the Corporation for any reason.

         (f) "Person" includes any individual, corporation, partnership, joint venture, trust, estate or any other legal entity.

     (g) "Redemption Policy" means any written policy adopted by the Board of Directors of the Corporation pursuant to Section 3.4 of the Articles of Incorporation setting forth terms, conditions or provisions under which the Corporation will (during the term of such policy) repurchase, redeem or otherwise acquire shares of the Corporation's stock from shareholders of the Corporation.




                               A-11




         (h) "Repurchase Request Date" with respect to a share of stock means the date of actual receipt by the Secretary of the Corporation of a written request for repurchase of such share which complies with Section 1.04 of this Policy.

         (i) "Repurchase Target Date" with respect to a share of stock means the date upon which the Corporation is to become obli gated to repurchase such share of stock in accordance with Section
1.02 of this Policy. If such date is not a day on which business is generally conducted in the Corporation's main offices, then the "Repurchase Target Date" shall be the next subsequent business day.















































                               A-12
                                                          Exhibit E


    POLICY REGARDING ISSUANCE AND SALES OF ROUNDY'S, INC. STOCK

    (As Adopted by the Board of Directors on December 7, 1993)

     Roundy's, Inc. will make shares of its Class B Common Stock
("Stock") available for purchase from time to time on the following terms and conditions:

     (1) Persons to Whom Shares Will Be Issued. Shares of the
Company's Stock will be made available for purchase by:

     - the Company's existing shareholders who are active retailers doing business with the Roundy's
          Cooperative ("Retailers");

     -    new Retailers; and

     - employees of Roundy's, Inc. ("Employees"), upon the recommendation of the Chief Executive Officer and the approval of the Board of Directors or the Compensation
     Committee of the Board.

     Stock will not be made available to "inactive" retailers, even if they have not yet tendered their stock for repurchase pursuant to the inactive shareholder repurchase policy.

     (2) Times at Which Stock Will Be Made Available for Purchase.
Stock will be made available for purchase by eligible purchasers during three (3) "window" periods each year -- after the first, second and third fiscal quarters of the Company consisting of the last two weeks of May, August and November, respectively. These
"window" periods are subject to closure or modification by management or the Board of Directors if, in the best judgment of management or the Board, it would be inappropriate for the Company to be engaged in the purchase or sale of its shares at such time.
Eligible purchasers wishing to purchase shares during any such "window" period must deliver to the Company, within such "window" period, a signed subscription agreement, in the form specified by the Company, along with full payment of the subscription price of the shares.

     (3) Price at Which Shares Will Be Issued. When issued pursuant to this policy, shares will be issued at a price equal to their book value as of the preceding fiscal year end.

     (4) Number of Shares Which Any Purchaser Shall Be Eligible to
Purchase. The terms set out in this Paragraph 4 are subject at all times to the restrictions and limitations with respect to timing of purchases as set out in Section (2) above.

         (i) Retailers. The number of shares a Retailer will be eligible to purchase will depend in part on the number of shares already held by such Retailer relative to the number of shares which such Retailer would be expected to hold under Roundy's
"Buying Deposit" policy. Roundy's encourages each of its Retailers to purchase and hold shares of the Company's Stock having a total
"book value" equal to not less than twice the average amount of such Retailer's weekly purchases from Roundy's. This amount is referred to as the Retailer's "Buying Deposit." These shares are pledged to Roundy's to secure the Retailer's accounts receivable due Roundy's, as well as any other indebtedness of the Retailer to Roundy's. The excess (if any) of a Retailer's


                               A-13



Buying Deposit over the number of shares of Stock which such Retailer holds at any time is referred to herein as such Retailer's
"Buying Deposit Deficit." For purposes of this policy, each Retailer's Buying Deposit Deficit will be predetermined as of the first day of each of the Company's fiscal years, based on purchases by such Retailer during the immediately preceding fiscal year.

          (A)  Current Active Retailers Which Have a Buying Deposit
               Deficit.  Existing active Retailers which have a Buying
               Deposit Deficit (other than an "Incremental Buying Deposit
               Deficit" or an "Initial Buying Deposit Deficit" as defined in Paragraphs (B) and (C) below) referred to herein in as a "Regular Buying Deposit Deficit") will be entitled to purchase, in each "window" period described in Section (2) above, shares equal to five percent (5%) of their Regular Buying Deposit
               Deficit.

          (B)  Current Active Retailers Which Create Or Increase Their
               Buying Deposit Deficit Through Expansion Or Addition Of New
               Store Facilities. In the case of a Retailer which expands its store facilities or adds new facilities, and thereby creates a Buying Deposit Deficit or increases its Buying
               Deposit Deficit over its Regular Buying Deposit Deficit
               (referred to herein as an "Incremental Buying Deposit Deficit"), such Retailer will be entitled to purchase (in addition to shares which may be purchased under the preceding Paragraph
               (A) shares up to but not greater than fifty percent (50%) of its Incremental Buying Deposit Deficit, but only if such shares are purchased in the first "window" period, as described in Section (2) above, following the date on which the new or expanded store facility first opens, or in the immediately following "window" period (unless the Company does not authorize the sale of its shares during either of such "window" periods, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares). The remainder of such Retailer's Incremental Buying Deposit Deficit will become part of its Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph (A) above.
               Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds
               (other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares up to fifty percent of the Incremental Buying Deposit Deficit as described above.
               In that event, all of such Retailer's Incremental Buying
               Deposit Deficit will become part of its Regular Buying Deposit
               Deficit, and will be subject to the provisions of Paragraph
               (A) above.








                               A-14



          (C) New Retailers. New Retailers (those who do not, as of January 1, 1994, do business with the Roundy's
               Cooperative, either directly or through an affiliated entity) will be eligible to purchase, in each "window" period described in Section (2) above, shares equal to 10% of their Buying Deposit at the level at which it is initially established ("Initial
               Buying Deposit").  If such Retailer's Buying Deposit
               Deficit increases in any subsequent fiscal year to a level greater than its Initial Buying Deposit
               Deficit, such increase will constitute a Regular
               Buying Deposit Deficit, and will be subject to the provisions of Paragraph (A), above.

          (D) Retailers With No Buying Deposit Deficit. A Retailer which has no Regular Buying Deposit Deficit and no Incremental Buying Deposit Deficit, and which is not a new Retailer eligible to purchase shares equal to its Initial Buying Deposit under the preceding Paragraph (C), will be eligible to purchase in each year shares having a total book value equal to five percent (5%) of its Buying
               Deposit (as such Buying Deposit is determined as of the first day of each fiscal year); provided that such shares must be purchased in the first "window" period of each fiscal year (unless the Company does not authorize the sale of its shares during such "window" period, under Section (2) above, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares).

               Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds (other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares if it has no Regular
               Buying Deposit Deficit, Incremental Buying Deposit Deficit, or Initial Buying Deposit Deficit.

          (E) Closed Window Periods. Except as expressly provided otherwise in Paragraphs (B) and (D) above, shares which any Retailer would have been entitled to purchase pursuant to this subsection (4)(I) in any "window" period, but for the fact that such "window" period was closed pursuant to Section (2) above, shall not increase the number of shares which such Retailer shall be entitled to purchase in any subsequent "window" period or at any other time.

     (ii) Inactive Retailer-Shareholders. Inactive Retailers will
not       be permitted to acquire any additional shares.








                               A-15




     (iii) Employees. An Employee may purchase shares in such amount as may be authorized by the Board of Directors or the Compensation Committee of the Board, upon the recommendation of the Chief Executive Officer; provided, that any employee desiring to purchase shares shall advise the Company of his or her desire to do so prior to the end of the first fiscal quarter of any year, and, if approval for the purchase of such shares is granted, such shares shall be purchased in three approximately equal installments in each of the three "window" periods occurring during such year.

     (5)  Discretion Of The Board To Deviate From Or Modify The Policy.
     The Board of Directors of the Company at all times retains the discretion to alter, suspend, or deviate from the above policy, in its discretion, to the extent that it determines such action to be appropriate. However, it is not anticipated that any such deviations from, modifications to, or suspensions of this policy will be made except in the case of significant transactions or events outside the ordinary course of the Company's business.

     (6)  Effective Date.  These policies will be effective commencing
     January 1, 1994, except that Section (2) hereof, as revised, will be effective as of January 1, 1995.



































                               A-16


                              PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 15.  Indemnification of Directors and Officers.

     Article VIII of Roundy's By-Laws provides for indemnification by Roundy's of its Directors and Officers against liabilities incurred in their capacities as such. The following summary is subject to the specific provisions of said Article VIII and the capitalized terms used therein are specifically defined in said
Article VIII:

          Generally, Article VIII of Roundy's By-Laws requires
     Roundy's to indemnify a Director or Officer for all Liability and Expenses arising out of any claim made against such person or in a Proceeding in which such person was a Party, unless such Liability results from the person's Breach of Duty (which generally includes a willful failure to deal fairly with Roundy's or its stockholders while subject to a conflict of interest; a transaction from which the Director or Officer derived improper personal profit; a knowing violation of criminal law; willful misconduct; or intentional or reckless statements or omissions regarding matters under Board consideration). Indemnification includes the reimbursement or advancement or expenses. Article VIII sets forth specific procedures for requesting indemnification and for determining whether indemnification is proper. Article VIII provides that it is not the exclusive source for rights of an Officer or Director to indemnification.

Management believes that Roundy's policy with respect to indemnification as expressed in Article VIII of the By-Laws is consistent with application provisions of the Wisconsin Business
Corporation Law respecting indemnification of Directors and Officers.

Item 16.  Exhibits.
          ---------

     The following exhibits are filed as part of the Registration
Statement or, where so indicated, have previously been filed with the Commission by Registrant and are incorporated herein by reference.


3.1 Articles of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit 4.1 of Registrant's Registration Statement on Form S-2 (File No.
     2-94485), dated December 5, 1984.

3.2 By-Laws of the Company, as amended February 24, 1998, incorporated herein by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K for fiscal year ended
     January 3, 1998, filed with the Commission on April 2, 1998,
     Commission File No. 33-57505.
















                         II-1
4.1  Policy Relating to Redemption of Stock by Inactive Customer
     Shareholders and Former Employees. FILED HEREWITH (included as Exhibit D to the Prospectus which forms a part of this Registration Statement).

4.2  Note Agreement dated December 15, 1991 (effective December 30,
     1991), between Roundy's, Inc. and Massachusetts Mutual Life
     Insurance Company and United of Omaha Life Insurance Company, incorporated herein by reference to Exhibit 4.9 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1991, filed with the Commission on March
     26, 1992, Commission File No. 2-66296.

4.3  Note Agreement dated December 15, 1992 between Roundy's, Inc.
     and Connecticut Mutual Life Insurance Company, The Ohio
     National Life Insurance Company, Provident Mutual Life
     Insurance Company of Philadelphia, Providentmutual Life and
     Annuity Company of America, Guarantee Mutual Life Company,
     Woodmen Accident and Life Company and United of Omaha Life
     Insurance Company, incorporated herein by reference to Exhibit
     4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March
     30, 1993, Commission File No. 2-66296.

4.4  Policy Regarding Issuance and Sales of Roundy's, Inc. Stock.
     FILED HEREWITH (included as Exhibit E to the Prospectus which forms a part of this Registration Statement).

4.5  Note Agreement dated December 22, 1993 (effective December 22,
     1993), between Roundy's, Inc. and The Variable Annuity Life
     Insurance Company, The Life Insurance Company of Virginia,
     Phoenix Home Life Mutual Insurance Company, Phoenix American
     Life Insurance Company, Washington National Insurance Company, and TMG Life Insurance Company, incorporated herein by reference to Exhibit 4.14 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended January 1, 1994, filed with the Commission on March 31, 1994, Commission File No. 2-
     66296.

4.6  Form of Subscription Agreement
     FILED HEREWITH (included as Exhibit A to the Prospectus which forms a part of this Registration Statement).

4.7  Form of Buying Deposit Agreement
     FILED HEREWITH (included as Exhibit B to the Prospectus which forms a part of this Registration Statement).

4.8  Article V of Registrant's By-Laws "Fiscal Year Accounting and
     Patronage Rebates," as amended on February 24, 1998.
     FILED HEREWITH (included as Exhibit C to the Prospectus which forms a part of this Registration Statement).

4.9  First Amendment dated May 1, 1996 to Note Agreements dated
     December 15, 1991 and Note Agreements dated December 15, 1992 and Note Agreements dated December 22, 1993, incorporated herein by reference to Exhibit 4.16 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.










                               II-2
4.10 Note Agreement dated May 15, 1996 between Roundy's, Inc. and
     The Ohio National Life Insurance, Phoenix American Life
     Insurance Company, Provident Mutual Life Insurance,
     Providentmutual Life and Annuity Company of America, United of
     Omaha Life Insurance Company, John Alden Life Insurance
     Company, Oxford Life Insurance Company, The Security Mutual
     Life Insurance Company of Lincoln, Nebraska and Woodman
     Accident and Life Company, incorporated herein by reference to
     Exhibit 4.17 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.


4.11 Credit Agreement dated December 13, 1996, between Roundy's,
     Inc. and PNC Bank, NA (as agent), incorporated herein by reference to Exhibit 4.11 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended December 28, 1996, filed with the Commission on March 26, 1997, Commission File No. 33-
     57505.

5.1 Opinion of Whyte Hirschboeck Dudek S.C. as to legality of issuance of securities, incorporated herein by reference to
     Exhibit 5.1 of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated May 1, 1995.

9    Amended and Restated Voting Trust Agreement dated September
     16, 1983, incorporated herein by reference to Exhibit 9 of Registrant's Annual Report on Form 10-K for the year ended
     December 31, 1983, filed with the Commission on March 30,
     1984, Commission File No. 2-66296.

9(a) Amendments No. 1 and 2, dated April 8, 1986 to Amended and
     Restated Voting Trust Agreement, incorporated herein by reference to Exhibit 9(a) of Registrant's Registration
     Statement on Form S-2 (File No. 2-66296), dated April 29,
     1986.

9(b) Amendment No. 1987-1 to Amended and Restated Voting Trust
     Agreement, incorporated herein by reference to Exhibit 9(b) of Registrant's Registration Statement on Form S-2 (File No. 2-
     66296), dated April 29, 1987.

9(c) Amendment 1995-1 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(c) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated May 1, 1995.

9(d) Amendment 1995-2 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(d) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

10.1 Deferred Compensation Agreement between the Registrant and cer tain executive officers including Messrs. Ranus, Beketic, Sullivan, and Schmitt,incorporated herein by reference to
     Exhibit 10.1 of Registrant's Registration Statement on Form S-
     2 (File No. 33-57505) dated April 24, 1997.

10.1(a)Amendment to Deferred Compensation Agreement between
     Registrant and certain executive officers including Messrs.
     Ranus, Beketic, Sullivan, and Schmitt, dated March 31, 1998.
     FILED HEREWITH.


10.2 Directors and Officers Liability and Corporation Reimbursement
     Policy issued by American Casualty Company of Reading,
     Pennsylvania (CNA Insurance Companies) as of June 13, 1986, incorporated herein by reference to Exhibit 10.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1987, filed with the Commission on April 3,
     1987, Commission File No. 2-66296.
                               II-3
10.2(a)Declarations page for renewal through November 1, 1998 of Directors and Officers Liability and Corporation Reimbursement
     Policy incorporated herein by reference to Exhibit 10.2(a) of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on March 31,
     1998, Commission File No. 33-57505.

10.3 1991 Stock Incentive Plan, revised February 9, 1993, incorporated herein by reference to Exhibit 10.6 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March 30,
     1993, Commission File No. 2-66296.


10.4 Severance and Non-Competition Agreement dated April 13, 1998 between the Registrant and Gerald F. Lestina. FILED HEREWITH.


10.5 Roundy's, Inc. Deferred Compensation Plan, effective March 19,
     1996, incorporated herein by reference to Exhibit 10.5 of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

23.1 Consent of Deloitte & Touche LLP.
     FILED HEREWITH.

24.1 Powers of Attorney of Certain Officers and Directors of
     Registrant
     FILED HEREWITH (included as part of Signature Page).

27.1 Financial Data Schedule
     FILED HEREWITH.


Item 17.  Undertakings.

(a) Rule 415 Offering. The undersigned registrant hereby undertakes

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section 10(a)(3)            of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
               (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               II-4







(b)  Filings Incorporating Subsequent Exchange Act Documents by
     Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities
     Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange
     Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new
     Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities
     Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)  Request for Acceleration of Effective Date or Filing of
     Registration Statement on Form S-8. The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.













                               II-5

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Pewaukee, State of Wisconsin, on April 28, 1998.



                              ROUNDY'S, INC.


                              By ROBERT D. RANUS
                                ------------------
                                 Robert D. Ranus
                                 Vice President and
                                 Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D. Ranus, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments
(including post-effective amendments) to this Registration
Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Post-Effective Amendment No. 3 to Registration
Statement has been signed this 28th day of April, 1998 by the following persons in the capacities indicated:




    Signature                             Title




GERALD F. LESTINA
------------------                Director, President and
Gerald F. Lestina                 Chief Executive Officer




ROBERT D. RANUS
----------------                  Director, Vice President and
Robert D. Ranus                   Chief Financial Officer and
                                  Principal Accounting Officer






    Signature                           Title




ROBERT E. BARTELS
------------------                           Director
Robert E. Bartels


CHARLES R. BONSON
------------------                           Director
Charles R. Bonson


ROBERT S. GOLD
---------------                              Director
Robert S. Gold


GARY N. GUNDLACH
-----------------                            Director
Gary N. Gundlach


GEORGE C. KAISER
-----------------                            Director
George C. Kaiser


GERLAD F. LESTINA
-----------------                            Director
Gerald F. Lestina


PATRICK D. McADAMS
------------------                           Director
Patrick D. McAdams


BRENTON H. RUPPLE
-----------------                            Director
Brenton H. Rupple


GARY R. SARNER
--------------                               Director
Gary R. Sarner




                          ROUNDY'S, INC.

                             FORM S-2
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933

                         INDEX TO EXHIBITS

Exhibit       Description and Incorporation by Reference

3.1 Articles of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit 4.1 of Registrant's Registration Statement on Form S-2 (File No.
     2-94485), dated December 5, 1984.

3.2 By-Laws of the Company, as amended February 24, 1998, incorporated herein by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K for fiscal year ended
     January 3, 1998, filed with the Commission on April 2, 1998,
     Commission File No. 33-57505.


4.1  Policy Relating to Redemption of Stock by Inactive Customer
     Shareholders and Former Employees. FILED HEREWITH (included as Exhibit D to the Prospectus which forms a part of this Registration Statement).

4.2  Note Agreement dated December 15, 1991 (effective December 30,
     1991), between Roundy's, Inc. and Massachusetts Mutual Life
     Insurance Company and United of Omaha Life Insurance Company, incorporated herein by reference to Exhibit 4.9 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1991, filed with the Commission on March
     26, 1992, Commission File No. 2-66296.

4.3  Note Agreement dated December 15, 1992 between Roundy's, Inc.
     and Connecticut Mutual Life Insurance Company, The Ohio
     National Life Insurance Company, Provident Mutual Life
     Insurance Company of Philadelphia, Providentmutual Life and
     Annuity Company of America, Guarantee Mutual Life Company,
     Woodmen Accident and Life Company and United of Omaha Life
     Insurance Company, incorporated herein by reference to Exhibit
     4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March
     30, 1993, Commission File No. 2-66296.

4.4  Policy Regarding Issuance and Sales of Roundy's, Inc. Stock.
     FILED HEREWITH (included as Exhibit E to the Prospectus which forms a part of this Registration Statement).

4.5  Note Agreement dated December 22, 1993 (effective December 22,
     1993), between Roundy's, Inc. and The Variable Annuity Life
     Insurance Company, The Life Insurance Company of Virginia,
     Phoenix Home Life Mutual Insurance Company, Phoenix American
     Life Insurance Company, Washington National Insurance Company, and TMG Life Insurance Company, incorporated herein by reference to Exhibit 4.14 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended January 1, 1994, filed with the Commission on March 31, 1994, Commission File No. 2-
     66296.

4.6  Form of Subscription Agreement
     FILED HEREWITH (included as Exhibit A to the Prospectus which forms a part of this Registration Statement).

4.7  Form of Buying Deposit Agreement
     FILED HEREWITH (included as Exhibit B to the Prospectus which forms a part of this Registration Statement).

4.8  Article V of Registrant's By-Laws "Fiscal Year Accounting and
     Patronage Rebates," as amended on February 24, 1998.
     FILED HEREWITH (included as Exhibit C to the Prospectus which forms a part of this Registration Statement).

4.9  First Amendment dated May 1, 1996 to Note Agreements dated
     December 15, 1991 and Note Agreements dated December 15, 1992 and Note Agreements dated December 22, 1993, incorporated herein by reference to Exhibit 4.16 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.10 Note Agreement dated May 15, 1996 between Roundy's, Inc. and
     The Ohio National Life Insurance, Phoenix American Life
     Insurance Company, Provident Mutual Life Insurance,
     Providentmutual Life and Annuity Company of America, United of
     Omaha Life Insurance Company, John Alden Life Insurance
     Company, Oxford Life Insurance Company, The Security Mutual
     Life Insurance Company of Lincoln, Nebraska and Woodman
     Accident and Life Company, incorporated herein by reference to
     Exhibit 4.17 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.11 Credit Agreement dated December 13, 1996, between Roundy's,
     Inc. and PNC Bank, NA (as agent), incorporated herein by reference to Exhibit 4.11 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended December 28, 1996, filed with the Commission on March 26, 1997, Commission File No. 33-
     57505.

5.1 Opinion of Whyte Hirschboeck Dudek S.C. as to legality of issuance of securities, incorporated herein by reference to
     Exhibit 5.1 of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated May 1, 1995.

9    Amended and Restated Voting Trust Agreement dated September
     16, 1983, incorporated herein by reference to Exhibit 9 of Registrant's Annual Report on Form 10-K for the year ended
     December 31, 1983, filed with the Commission on March 30,
     1984, Commission File No. 2-66296.

9(a) Amendments No. 1 and 2, dated April 8, 1986 to Amended and
     Restated Voting Trust Agreement, incorporated herein by reference to Exhibit 9(a) of Registrant's Registration
     Statement on Form S-2 (File No. 2-66296), dated April 29,
     1986.

9(b) Amendment No. 1987-1 to Amended and Restated Voting Trust
     Agreement, incorporated herein by reference to Exhibit 9(b) of Registrant's Registration Statement on Form S-2 (File No. 2-
     66296), dated April 29, 1987.

9(c) Amendment 1995-1 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(c) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated May 1, 1995.

9(d) Amendment 1995-2 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(d) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

10.1 Deferred Compensation Agreement between the Registrant and certain executive officers including Messrs. Ranus, Beketic, Sullivan, and Schmitt, incorporated herein by reference to
     Exhibit 10.1, of Registrant's Registration Statement on Form S-
     2 (File No. 33-57505) dated April 24, 1997.



10.1(a)  Amendment to Deferred Compensation Agreement between the
     Registrant and certain executive officers including Messrs.
     Ranus, Beketic, Sullivan, and Schmitt, dated March 31, 1998.
     FILED HEREWITH.


10.2 Directors and Officers Liability and Corporation Reimbursement
     Policy issued by American Casualty Company of Reading,
     Pennsylvania (CNA Insurance Companies) as of June 13, 1986, incorporated herein by reference to Exhibit 10.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1987, filed with the Commission on April 3,
     1987, Commission File No. 2-66296.

10.2(a)Declarations page for renewal through November 1, 1998 of Directors and Officers Liability and Corporation Reimbursement
     Policy, incorporated herein by reference to Exhibit 10.2(a) of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on March 31,
     1998, Commission File No. 33-57505.

10.3 1991 Stock Incentive Plan, revised February 9, 1993, incorporated herein by reference to Exhibit 10.6 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March 30,
     1993, Commission File No. 2-66296.


10.4 Severance and Non-Competition Agreement dated April 13, 1998 between the Registrant and Gerald F. Lestina. FILED HEREWITH


10.5 Roundy's, Inc. Deferred Compensation Plan, effective March 19,
     1996, incorporated herein by reference to Exhibit 10.5 of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

23.1 Consent of Deloitte & Touche LLP.
     FILED HEREWITH.

24.1 Powers of Attorney of Certain Officers and Directors of
     Registrant
     FILED HEREWITH (included as part of Signature Page).

27.1 Financial Data Schedule
     FILED HEREWITH.

